UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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COMMUNITY HEALTHCARE TRUST INCORPORATED
(Name of Registrant as Specified In Its Charter)

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March 16, 2023
Dear Stockholder:
On behalf of the Board of Directors, we cordially invite you to attend the 2023 annual meeting of stockholders of Community Healthcare Trust Incorporated, a Maryland corporation (the "Company"). The annual meeting will be held beginning at 8:00 a.m., Central time, on Thursday, May 4, 2023 at the principal offices of the Company, located at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067. The formal notice of the annual meeting appears on the next page. At the annual meeting, you will be asked to:
1.Elect six directors, each to serve a one-year term expiring in 2024;
2.Vote to approve, on a non-binding advisory basis, a resolution approving the Company's compensation of its named executive officers;
3.Ratify the appointment of BDO USA, LLP as our independent registered public accountants for 2023; and
4.Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. Your vote is very important. It is important that your views be represented at the annual meeting regardless of the number of shares of common stock you own or whether you are able to attend the annual meeting in person.
On March 16, 2023, we posted on the investor's relations page of our Internet website, http://investors.chct.reit, a copy of our 2023 proxy statement, proxy card and our annual report to stockholders. Also, on or around March 16, 2023, we mailed a notice (the "Notice") containing instructions on how to access our proxy materials and vote online to our stockholders who own our stock directly in their name and in the name of other stockholders.
You may vote your shares on the Internet or by phone. If you request a paper copy of the proxy card or voting instruction form, we will mail you the paper copy and you may sign, date and mail the accompanying proxy card or voting instruction form in the envelope provided with your proxy card. Instructions regarding the three methods of voting by proxy are contained on the proxy card. As always, if you are the record holder of our stock, you may vote in person at the annual meeting. The accompanying proxy statement explains how to obtain driving directions to the meeting.
On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in Community Healthcare Trust Incorporated.

Sincerely,

Alan Gardner Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 4, 2023:

Community Healthcare Trust Incorporated's 2023 proxy statement, proxy card and annual report to stockholders are available at http://investors.chct.reit.

Community Healthcare Trust Incorporated
3326 Aspen Grove Drive, Suite 150
Franklin, Tennessee 37067
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 a.m., Central Time, on Thursday, May 4, 2023

PLACE	Community Healthcare Trust Incorporated
3326 Aspen Grove Drive, Suite 150
Franklin, Tennessee 37067

ITEMS OF BUSINESS	1. To elect six directors, each to serve a one-year term expiring in 2024;
2. To vote to approve, on a non-binding advisory basis, a resolution approving the Company's compensation of its named executive officers;
3. To ratify the appointment of BDO USA, LLP as our independent registered public accountants for 2023; and
4. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

RECORD DATE	You can vote if you are a stockholder of record as of the close of business on March 2, 2023.
ANNUAL REPORT
All of these documents are accessible on our Internet website, http://investors.chct.reit. You may request a paper copy of the proxy statement, the proxy card, and our annual report to stockholders, which is not part of the proxy solicitation material.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. You may vote your shares on the Internet, by phone or, if you request and receive written proxy materials, you may vote by signing, dating and mailing the accompanying proxy card or voting instruction form in the envelope provided. Instructions regarding the three methods of voting are contained on the proxy card. The Notice has instructions regarding voting on the Internet. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

David H. Dupuy Secretary of Community Healthcare Trust Incorporated Franklin, Tennessee March 16, 2023

COMMUNITY HEALTHCARE TRUST INCORPORATED
PROXY STATEMENT

COMMUNITY HEALTHCARE TRUST INCORPORATED
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 4, 2023
We are furnishing this proxy statement to the stockholders of Community Healthcare Trust Incorporated in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of stockholders of Community Healthcare Trust Incorporated to be held at 8:00 a.m., Central Time, on Thursday, May 4, 2023, at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067, as well as in connection with any adjournments or postponements of the meeting. This solicitation is made by Community Healthcare Trust Incorporated on behalf of our Board of Directors (also referred to as the "Board" in this proxy statement). "We," "our," "us" and the "Company" refer to Community Healthcare Trust Incorporated, a Maryland corporation.
We have elected to provide access to our proxy materials and annual report over the Internet through a "notice and access" model. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record as of March 2, 2023. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On March 16, 2023, we intend to make this proxy statement available on the Internet and, on or around March 16, 2023, we intend to mail the Notice to all stockholders entitled to vote at the annual meeting. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the annual meeting who have properly requested paper copies of such materials, within three business days of such receipt.
This proxy statement, proxy card and our annual report to stockholders are available at http://investors.chct.reit. This website address contains the following documents: the Notice, the proxy statement and proxy card sample, and the annual report to stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
QUESTIONS AND ANSWERS REGARDING THE 2023 ANNUAL MEETING OF STOCKHOLDERS
Who is soliciting proxies from the stockholders?
Our Board of Directors is soliciting your proxy. The proxy provides you with the opportunity to vote on the proposals presented at the annual meeting, whether or not you attend the annual meeting.
What will be voted on at the annual meeting?
Our stockholders will vote on three proposals at the annual meeting:
1.The election of six directors, who are each to serve a one-year term expiring in 2024;
2.The approval of, on a non-binding advisory basis, a resolution approving the Company's compensation of its named executive officers; and
3.The ratification of the appointment of BDO USA, LLP as our independent registered public accountants for 2023.
Your proxy will also give the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the annual meeting.
How will we solicit proxies, and who bears the cost of proxy solicitation?
Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. These individuals do not receive separate compensation for these services. Finally, in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"), we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Who can vote at the annual meeting?
Our Board of Directors has fixed the close of business on Thursday, March 2, 2023, as the record date for our annual meeting. Only stockholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of March 2, 2023, our only outstanding class of securities was common stock, $0.01 par value per share. On that date, we had 450,000,000 shares of common stock authorized, of which 26,079,183 shares were outstanding.
You (if you, rather than your broker, are the record holder of our stock) can vote either in person at the annual meeting or by proxy, whether or not you attend the annual meeting. If you would like to attend the annual meeting in person and need directions, please contact David H. Dupuy by e-mail at investorrelations@chct.reit or by telephone at 615-771-3052. You may vote your shares on the Internet, by phone or, to the extent you request written proxy materials, by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting by proxy are contained on the proxy card.
How many votes must be present to hold the annual meeting?
A quorum must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting constitutes a quorum. Your shares, once represented for any purpose at the annual meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the annual meeting. As of March 2, 2023, we had 26,079,183 shares of common stock outstanding; thus, we anticipate that the quorum for our annual meeting will be 13,039,592 shares.
How many votes does a stockholder have per share?
Our stockholders are entitled to one vote for each share held.
What is the required vote on each proposal?
Pursuant to our Amended and Restated Bylaws (the "Bylaws"), in uncontested elections (which is the case for the Annual Meeting), the nominees for election to the Board of Directors who receive a majority of all of the votes cast for the election of directors shall be elected directors. In accordance with our Bylaws, if an incumbent director who is nominated for election to the Board of Director fails to receive a majority of votes for re-election, the director is required to tender his or her resignation promptly following the Annual Meeting; in which case, within 90 days following certification of the stockholder vote, the Environmental, Social, and Governance Committee (the "ESG Committee") will determine whether to recommend that the Board of Directors accept the director's resignation, and upon submission of the ESG Committee's recommendation to the Board of Directors, the Board will decide and act on the matter in its discretion. The ESG Committee and the Board may consider any factors they deem relevant in deciding whether to recommend or accept a director's resignation. In general, any director who tenders his or her resignation will not participate in the ESG Committee's recommendation or the Board of Director's action regarding whether to accept the resignation offer. We will disclose promptly the Board of Director's decision regarding whether to accept or reject the director's resignation offer and its rationale for such decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission.
The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required to approve, on an advisory basis, the say on pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions.
The proposal to ratify our appointment of BDO USA, LLP, or BDO, as our independent registered public accountants for 2023, is approved by our stockholders if the votes cast favoring the ratification exceed the votes cast opposing the ratification.
Stockholders do not have the right to cumulate their votes.

How will the proxy be voted, and how are votes counted?
If you vote by proxy (either voting on the Internet, by phone or by properly completing and returning a paper proxy card that you receive upon requesting written proxy materials), the shares represented by your proxy will be voted at the annual meeting as you instruct, including any adjournments or postponements of the meeting. If you return a signed proxy card but no voting instructions are given, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy at the annual meeting and any adjournments or postponements as follows:
1."FOR" the election of nominees Cathrine Cotman, David Dupuy, Alan Gardner, Claire Gulmi, Robert Hensley, and Lawrence Van Horn.
2."FOR" the resolution approving the compensation of the Company's named executive officers.
3."FOR" the ratification of the appointment of BDO USA, LLP as our independent registered public accountants for 2023.
If you hold your shares in broker's name (sometimes called "street name" or "nominee name"), you must provide voting instructions to your broker. If you do not provide instructions to your broker, your shares will not be voted in any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a "broker non-vote." Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the annual meeting, but they will not be considered present for purposes of calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter. Under the rules of the New York Stock Exchange ("NYSE"), which is the stock exchange on which our common stock is listed, the ratification of our appointment of our independent registered public accountants is considered a routine matter for broker voting purposes, but the election of directors and the advisory (non-binding) vote on the compensation of our named executive officers are not considered routine. It is important that you instruct your broker as to how you wish to have your shares voted, even if you wish to vote as recommended by the Board.
Can a proxy be revoked?
Yes. You can revoke your proxy at any time before it is voted. You revoke your proxy (1) by giving written notice to our Corporate Secretary before the annual meeting, (2) by granting a subsequent proxy on the Internet or by phone, or (3) by delivering a signed proxy card dated later than your previous proxy. If you, rather than your broker, are the record holder of your stock, a proxy can also be revoked by appearing in person and voting at the annual meeting. Written notice of the revocation of a proxy should be delivered to the following address: David H. Dupuy, Community Healthcare Trust Incorporated, 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067.

PROPOSAL 1
ELECTION OF DIRECTORS
The persons listed below have been nominated by our Board of Directors to serve as directors for a one-year term expiring at the annual meeting of stockholders occurring in 2024: Cathrine Cotman, David Dupuy, Alan Gardner, Claire Gulmi, Robert Hensley, and Lawrence Van Horn. Each nominee has consented to serve on our Board of Directors. If any nominee were to become unavailable to serve as a director, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies on the accompanying proxy card will vote for the substitute nominee designated by our Board of Directors. The following lists each director nominated for election to serve as a director for a one-year term expiring at the annual meeting of stockholders occurring in 2024, which includes a brief discussion of the experience, qualifications and skills that led us to conclude that such individual should be a member of our Board.
Qualifications of Director Nominees
We believe that our director nominees consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all stockholders, including the qualities listed below. We have attempted below to highlight certain notable experience, qualifications and skills for each director nominee, rather than provide an exhaustive catalog of each and every qualification and skill that a director possesses. Each of the nominees set forth below is currently serving as a director of the Company.

Name	Age	Background, Qualifications and Skills
Cathrine Cotman	57
Ms. Cotman serves as Senior Vice President, Corporate Real Estate of LPL Financial, a high growth Fortune 500 Financial Services firm, from 2020 to present. Prior to joining LPL Financial, she was the Global Alliance Director, Global Portfolio Solutions at Cresa Global from 2019 to 2020, served as the Senior Managing Director, Strategy at Newmark Knight Frank from 2017 to 2019, and was the Senior Managing Director, Global Occupier Services at Cushman and Wakefield from 2012 to 2017. In addition, Ms. Cotman held various other positions of prominence at a variety of financial services and insurance companies, including Bank of America Corporation, Capital One Financial Corporation and Prudential Insurance Company, among others. Ms. Cotman has received multiple achievement awards and participated in a variety of community activities, including being the 2021 Speaker for Corenet Events featuring senior leaders and black leaders, was a 2016-2020 Omni Montessori School Board of Trustees Officer, was honored as a 2019 Globe St. Women of Influence, selected as a 2016 50 Most Influential Women of Charlotte, and was the winner of the 2014 Cassidy Turley Client Service Award. Ms. Cotman earned a B.A. degree in Philosophy from Swarthmore College, a Master’s in Business Administration degree from New York University’s Stern School of Business and a Master’s degree in the graduate school of design (AMDP executive education graduate) from Harvard University. Ms. Cotman's over 30 years of experience in corporate real estate strategy, business and financial analytics, and operational process innovation makes her a valuable resource to our Board of Directors.

David Dupuy	54	Mr. Dupuy has served as the Company's Chief Executive Officer since March 6, 2023 and the Company's Chief Financial Officer since May 2019. He served as the Company’s Interim Chief Executive Officer from February 10, 2023 to March 6, 2023. From 2008 to 2019, Mr. Dupuy served as a Managing Director, Healthcare Investment Banking Group at SunTrust Robinson Humphrey (now “Truist Securities” or “Truist”). From 2004 to 2008, Mr. Dupuy served as a Senior Vice President of the Healthcare Group at Bank of America. From 2000 to 2004, Mr. Dupuy served as a Vice President and Regional Director for KDA Holdings with responsibility for consulting, financing, and development of outpatient medical facilities. Previously, Mr. Dupuy served as Chief Financial Officer and Founding Partner of LIFESIGNS Holdings, Inc., a provider of diagnostic healthcare services, from 1997 to 2000. Mr. Dupuy began his career in 1991 with Bank of America. Mr. Dupuy holds a Bachelor of Arts in Business Administration from Furman University and a Master of Business Administration from the Owen School at Vanderbilt University. Mr. Dupuy's corporate finance and investment banking experience, along with his deep understanding of the Company and its strategy from his roles as our Chief Executive Officer and Chief Financial Officer, make him a valuable resource to our Board of Directors.

Name	Age	Background, Qualifications and Skills
Alan Gardner	69
Mr. Gardner retired from Wells Fargo in October 2015. Prior to his retirement, he was a senior relationship manager in healthcare corporate banking. He primarily covered national healthcare companies with market capitalization exceeding $5 billion, generally in the pharmaceutical, medical device and healthcare services sectors. Mr. Gardner has over 26 years of corporate and investment banking experience, with 20 years covering healthcare companies. Prior to joining Wells Fargo (Wachovia) in March 2004, Mr. Gardner was head of healthcare for FleetBoston Financial from 2003 to 2004 and was a managing director for Banc of America Securities from 1996 to 2003. During his career, Mr. Gardner has led a number of significant financing transactions for leading public healthcare companies. Mr. Gardner previously served as board member and president of Omni Montessori School in Charlotte, North Carolina, as Charlotte Chapter chair for the Impact Angel Network ("IAN"). IAN is managed by RENEW, LLC, an investment advisory and management consulting firm based in Addis Ababa, Ethiopia and Washington D.C. Mr. Gardner currently serves on the board of Feeding Avery Families, a nonprofit charitable organization serving the needy of Avery County, North Carolina. Mr. Gardner earned a B.S. and M.S. from Virginia Polytechnic Institute and State University and an M.B.A. in finance and accounting from the University of Rochester. Mr. Gardner is our Chairman of the Board, and Mr. Gardner's commercial banking, capital markets and healthcare industry experience makes him a valuable resource to our Board of Directors.

Claire Gulmi	69
Ms. Gulmi served as Executive Vice President and Chief Financial Officer of Envision Healthcare, a private company, one of the largest owner/operators of ambulatory surgery centers in the United States, and a leading provider of hospital based physician services, until her retirement in October 2017. Ms. Gulmi continued to serve as an advisor to Envision until September 2018. Prior to Envision's merger with AmSurg Corp in 2016, Ms. Gulmi served as Executive Vice President and Chief Financial Officer of AmSurg starting in 1994. She was a member of the Board of Directors of AmSurg from 2004 until the merger in 2016. From 2015 to 2017, Ms. Gulmi served on the Board of Directors and as the audit committee chair of Air Methods Corp, a $1.5 billion public company and the largest provider of air medical emergency transport services in the U.S. From 2001 to 2015 she served on the advisory board of the Bank of Nashville. Ms. Gulmi is the past board chair of the YWCA of Nashville and a past board member of Nashville Public Radio and serves on the boards of several privately held companies. She has served as board chair for the Bethlehem Centers of Nashville and has served on the boards of the Girl Scouts, the American Heart Association and All About Women. Ms. Gulmi has been named by the Nashville Business Journal as one of its Healthcare 100, was one of the 2007 winners of the Nashville Business Journal's Women of Influence and in 2011 received the Nashville Business Journal's CFO Lifetime Achievement Award. Ms. Gulmi has a BBA in Accounting and Finance from Belmont University. Ms. Gulmi's over 30 years of experience in corporate finance, accounting and healthcare makes her a valuable resource to our Board of Directors.

Name	Age	Background, Qualifications and Skills
Robert Hensley	65
Mr. Hensley has more than 40 years of experience serving public and privately-held companies across a range of industries, including healthcare, insurance, real estate and private equity capital funds. Mr. Hensley is also the principal owner of two real estate and rental property development companies. Mr. Hensley was an audit partner with Ernst & Young from 2002 to 2003. Previously, he was with Arthur Andersen, where he served as an audit partner from 1990 to 2002 and was the managing partner of their Nashville office from 1997 to 2002. His significant experience includes mergers and acquisitions, identification of enterprise and healthcare industry risks, corporate governance and forensic investigations and disputes. Since 2006, Mr. Hensley has served as a senior advisor to the healthcare and transaction advisory services groups of Alvarez and Marsal, LLC ("A&M"). Mr. Hensley also serves on the board of directors of several privately held companies. Mr. Hensley previously served as a director of Diversicare Healthcare Services, Inc. from 2005 to 2021, Capella Healthcare from 2008 to 2015, Greenway Medical Technologies from 2011 to 2013, HealthSpring, Inc. from 2006 to 2012 and Comsys IT Partners, Inc. and Spheris, Inc. from 2006 to 2010. Mr. Hensley earned a B.S. in accounting and a Master's of Accountancy from the University of Tennessee and is a Certified Public Accountant. Mr. Hensley's financial accounting, healthcare and real estate industry and transactional experience makes him a valuable resource to our Board of Directors.

Lawrence Van Horn	55
Professor Van Horn has been an associate professor of Economics and Management and the Executive Director of Health Affairs at the Vanderbilt University Owen Graduate School of Management ("Owen") since 2006. Professor Van Horn is a leading expert and researcher on healthcare management and economics. His current research interests focus on the role of the consumer in health care markets and the measurement of healthcare outcomes and productivity. His research on healthcare organizations, managerial incentives in nonprofit hospitals and the conduct of managed care firms has appeared in leading publications, and media. Professor Van Horn consults for national consulting firms, providers, managed care organizations, and pharmaceutical firms as well as the federal government on topics of health policy. Professor Van Horn also holds faculty appointments in the Vanderbilt University School of Medicine and Law School. Prior to his tenure at Owen, from 1996 to 2006, Professor Van Horn served as an associate professor of economics and management at the William E. Simon Graduate School of Business at the University of Rochester where he was responsible for their graduate programs in health administration. Professor Van Horn previously served on the board of directors of Quorum Health Corporation until July 2020. Professor Van Horn currently serves on the board of Harrow Inc. as Chairman of the Compensation and Governance Committees and is a member of the Audit Committee. Professor Van Horn holds a Ph.D. from the University of Pennsylvania's Wharton School and a Master's in Business Administration, a Master's in Public Health and a B.A. from the University of Rochester. Professor Van Horn's extensive knowledge and research into healthcare industry economics and governance as well as his unique experience with healthcare decision makers and business executives nationwide regarding healthcare policy make him a valuable resource to our Board of Directors.

Board Matrix

The following matrix provides information regarding the current members of our Board, including certain types of knowledge, skills, experiences and attributes which our Board believes are relevant to our business, industry or real estate investment trust ("REIT") structure. The matrix does not encompass all of the knowledge, skills, experience or attributes of such persons, and the absence of a particular knowledge, skill, experience or attribute with respect to such person does not mean the person does not possess it or is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary.

	Cotman	Dupuy	Gardner	Gulmi	Hensley	Van Horn
Knowledge, Skills and Experience
Public Company Board Experience			☑	☑	☑	☑
Financial	☑	☑	☑	☑	☑	☑
Risk Management	☑	☑	☑	☑	☑	☑
Accounting		☑	☑	☑	☑
Corporate Governance/Ethics	☑	☑	☑	☑	☑	☑
Executive Experience		☑	☑	☑	☑	☑
Operations	☑	☑	☑	☑
Strategic Planning/Oversight	☑	☑	☑	☑	☑	☑
Technology		☑		☑	☑	☑
Real Estate/REIT Industry	☑	☑		☑	☑
Academics/Education						☑
Demographics
Race/Ethnicity
African American	☑
White/Caucasian		☑	☑	☑	☑	☑
Gender
Male		☑	☑		☑	☑
Female	☑			☑
LGBTQ+
Yes	☑
No		☑	☑	☑	☑	☑
Board Tenure
Years	1	0	8	4	8	8

Each of the persons listed above has been nominated by our Board of Directors to serve as directors for a one-year term expiring at the annual meeting of stockholders occurring in 2024. Each nominee has consented to serve on our Board of Directors. If any nominee were to become unavailable to serve as a director, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies on the accompanying proxy card will vote for the substitute nominee designated by our Board of Directors.
Required Vote
Directors are elected by the affirmative vote of a majority vote of all of the votes cast for the election of directors.

Our Board of Directors unanimously recommends a vote "FOR" the election of each of the six nominees for director to the Board of Directors.

CORPORATE GOVERNANCE
Board Leadership Structure
Our Board of Directors currently consists of the following six directors: Cathrine Cotman, David Dupuy, Alan Gardner, Claire Gulmi, Robert Hensley, Lawrence Van Horn, each for a term expiring at the 2023 annual meeting. Our Board has affirmatively determined that each of Cathrine Cotman, Alan Gardner, Claire Gulmi, Robert Hensley, and Lawrence Van Horn is an "independent director" as defined under the listing rules of the NYSE, Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company's Corporate Governance Guidelines.
The Board considered the relationships between our directors and the Company when determining each such person's status as an "independent director" under the listing rules of the NYSE, Rule 10A-3 of the Exchange Act and the Company's Corporate Governance Guidelines, including the relationships listed below under "Certain Relationships and Related Party Transactions." The Board determined that these relationships did not affect such person's status as an "independent director." Furthermore, we are not aware of any family relationships between any director, executive officer or person nominated to become a director or executive officer.

Timothy Wallace served as our Chairman, Chief Executive Officer and President since the formation of our Company in March 2014. On February 10, 2023, Mr. Wallace took a medical leave of absence from his roles as Chairman of the Board, Chief Executive Officer and President. During Mr. Wallace's medical leave, our Lead Independent Director, Alan Gardner, performed the functions of the Chairman. On March 3, 2023, Mr. Wallace passed away, and the Board appointed Mr. Gardner to serve as Chairman of the Board. On March 6, 2023, the Board appointed Mr. Dupuy as the Company's Chief Executive Officer on a permanent basis and also appointed Mr. Dupuy to the Board to fill the vacancy created by the death of Mr. Wallace.

The Board previously combined the role of Chairman of the Board with the roles of Chief Executive and President, coupled with a Lead Independent Director position because it believed that such structure further strengthened the Board's governance structure. Following the passing of Mr. Wallace, the Board decided that oversight of the Board and attention to the Company’s overall operations would be better served by having a non-executive chair lead the meetings of the Board. The Board believes that separation of the principal executive officer and the Board chair position is best for the Company so that Mr. Dupuy can fully focus on his new role as principal executive officer and has the flexibility to execute his overall management responsibilities.

As Chairman of the Board, Mr. Gardner can provide leadership to the Board without perceived conflicts associated with individual and collective interests of management. Mr. Gardner has been a director since 2015 and was the second director to join the Board following Mr. Wallace, which we believe adds weight to his independent voice and selection as Chairman of the Board. We also believe that having Mr. Gardner continue to lead the Board in an executive session (that is, a meeting of only those directors who are "independent directors" under the listing rules of the NYSE) to discuss matters outside the presence of management is an advantage for the Company.
In general, our Chairman of the Board is responsible for:
•calling and presiding at executive sessions of the independent directors;
•serving as the focal point of communication to the Board of Directors regarding management plans and initiatives;
•ensuring that the management adheres to the Board of Directors' oversight role over management operations;
•providing the medium for informal dialogue with and between independent directors, allowing for free and open communication within that group; and
•serving as the communication conduit for third parties who wish to communicate with our Board of Directors.

In addition to these specific duties, we expect our Chairman of the Board to familiarize himself with the Company and the real estate investment trust and healthcare industries in general. He also is expected to keep abreast of developments in the principles of sound corporate governance. Notwithstanding the foregoing, the Board retains the authority to combine the positions of Chairman of the Board and Chief Executive Officer if it finds that the Board's responsibilities can be better fulfilled with such structure.

The Board's Role in Risk Oversight
One of the key functions of our Board of Directors is to provide oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from its three standing committees—the Audit Committee, the Compensation Committee, and the Environmental, Social, and Governance Committee ("ESG Committee")—each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements and has oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our ESG Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and also oversees the Company's operational controls and risks regarding ESG matters.
Each committee meets regularly with management to assist it in identifying all of the risks within such committee's areas of responsibility and in monitoring and, where necessary, taking appropriate action to mitigate the applicable risks. At each Board meeting, the committee chairman of each committee that met prior to such Board meeting provides a report to the full Board on issues related to such committee's risk oversight duties, as applicable. To the extent that any risks reported to the full Board need to be discussed outside the presence of management, the Board meets in executive session to discuss these issues.
We believe the Board's approach to fulfilling its risk oversight responsibilities complements its leadership structure. Our Chairman of the Board reviews whether Board committees are addressing their risk oversight duties in a comprehensive and timely manner. Our Chief Executive Officer is able to assist these committees in fulfilling their duties by (1) requiring that our management team provide these committees with all requested reports and other information as well as with access to our employees and (2) implementing recommendations of the various Board committees to mitigate risk. At the same time, our Chairman of the Board is able to lead an independent review of the risk assessments developed by management and reported to the committees.
Our Board held four meetings during 2022. In 2022, our directors attended all of our Board meetings and at least 75% of the meetings of the committees on which they served. The members who are "independent directors" met in executive session four times during 2022.
We do not have a policy requiring director attendance at our annual stockholder meeting. Messrs. Wallace, Van Horn and Hensley attended our 2022 annual stockholder meeting.
Committees of the Board of Directors
Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and an ESG Committee. The principal functions of each committee are described below. We currently comply, and we intend to continue to comply, with the listing requirements and other rules and regulations of the NYSE and each of these committees are comprised exclusively of independent directors. Additionally, our Board of Directors may from time to time establish certain other committees to facilitate the management of our Company.
Audit Committee
Our Audit Committee consists of Ms. Cotman, Ms. Gulmi, and Mr. Hensley, all of whom are independent directors, with Mr. Hensley serving as the chairman. Ms. Gulmi and Mr. Hensley each qualify as an "audit committee financial expert" as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our Board of Directors has determined that each of the Audit Committee members is "financially literate" as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee Charter, which details the principal functions of the Audit Committee, including oversight related to:
•our accounting and financial reporting processes;
•the integrity of our consolidated financial statements and financial reporting process;

•our system of disclosure controls and procedures and internal control over financial reporting;
•our compliance with financial, legal and regulatory requirements;
•the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;
•reviewing the adequacy of our Audit Committee Charter on an annual basis;
•the performance of our internal audit function; and
•our overall financial risk profile.
The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.
The Audit Committee met four times in 2022. A copy of the charter of our Audit Committee is available on the investor relations webpage of our website, http://investors.chct.reit.
Compensation Committee
Our Compensation Committee consists of Mr. Gardner, Ms. Gulmi, and Mr. Van Horn, all of whom are "independent directors" as defined in NYSE Rule 303A.02, with Ms. Gulmi serving as chairperson. Further, each member of the Compensation Committee is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act. We have adopted a Compensation Committee Charter, which details the principal functions of the Compensation Committee, including:
•reviewing and recommending to our Board of Directors on an annual basis the corporate goals and objectives relevant to our chief executive officer's compensation, evaluating our chief executive officer's performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;
•reviewing and recommending to our Board of Directors the compensation, if any, of all of our other executive officers;
•evaluating our executive compensation policies and plans;
•assisting management in complying with our proxy statement and annual report disclosure requirements;
•administering our incentive plans;
•reviewing and recommending to our Board of Directors policies with respect to incentive compensation and equity compensation arrangements;
•reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•evaluating and overseeing risks associated with compensation policies and practices;
•reviewing and recommending to our Board of Directors the terms of any employment agreements, severance arrangements, change in control protections, and any other compensatory arrangements for our executive officers;
•reviewing the adequacy of its Compensation Committee Charter on an annual basis;

•producing a report on executive compensation to be included in our annual proxy statement as required; and
•reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The Compensation Committee met four times in 2022. A copy of the charter of our Compensation Committee is available on the investor relations webpage of our website, http://investors.chct.reit.
Environmental, Social, and Governance Committee
Our ESG Committee consists of Ms. Cotman and Messrs. Van Horn and Gardner, all of whom are "independent directors" as defined in NYSE Rule 303A.02, with Mr. Van Horn serving as chairman. We have adopted an ESG Committee charter, which details the principal functions of the ESG Committee, including:
•identifying, evaluating and recommending to the full Board of Directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•developing and recommending to the Board of Directors corporate governance guidelines and implementing and monitoring such guidelines;
•reviewing and making recommendations on matters involving the general operation of the Board of Directors, including Board size and composition, and committee composition and structure;
•evaluating and recommending to the Board of Directors nominees for each committee of the Board of Directors;
•annually facilitating the assessment of the Board of Directors' performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards;
•considering nominations by stockholders of candidates for election to our Board of Directors;
•considering and assessing the independence of members of our Board of Directors;
•developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our Board of Directors any changes to such principles;
•periodically reviewing our policy statements and overseeing and recommending to our Board of Directors for approval the Company's policies regarding ESG matters, including the Company's Corporate Environmental Policy, Human Capital Support & Development Policy, Human Rights Policy, and Environmental/Social/Governance Guidelines;
•reviewing and recommending to our Board of Directors the Company's overall general strategy and initiatives regarding ESG matters;
•overseeing and reviewing the Company's operational controls and risks regarding ESG matters, including ensuring that the employee responsible for leading the Company's environment management system reports directly to our Chief Executive Officer or Board of Directors, and discussing with our Board of Directors and management the steps taken to manage risks associated with ESG matters and their impact on the environment, the community and employees;
•reviewing, assessing, and reporting to our Board of Directors at least annually on the Company's performance and reporting standards regarding ESG matters, including the Company's internal and external communications and disclosures;
•reporting to our Board of Directors on current and emerging topics relating to ESG matters that may affect the business and performance of the Company or are otherwise pertinent to the Company;
•advising our Board of Directors on stockholder proposals and other significant stakeholder concerns relating to ESG matters; and

•reviewing, at least annually, the adequacy of its ESG Committee Charter.
When evaluating director candidates, the ESG Committee's objective is to craft a Board composed of individuals with a broad and diverse mix of backgrounds and experiences and possessing, as a whole, all of the skills and expertise necessary to guide a company like us in the prevailing business environment. The ESG Committee uses the same criteria to assess all candidates for director, regardless of who proposed the candidate. The ESG Committee considers whether the candidate possesses the following qualifications and qualities:
•independence for purposes of the NYSE rules and SEC rules and regulations, and a record of honest and ethical conduct and personal integrity;
•experience in the healthcare, real estate and/or public real estate investment trust industry or in finance, accounting, legal or other professional disciplines;
•ability to represent the interests of all of our stakeholders; and
•ability to devote time to the Board of Directors and to enhance their knowledge of our industry.

Although the ESG Committee and the Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, to help ensure that the Board remains aware of and responsive to the needs and interests of our stockholders, employees and other stakeholders, the ESG Committee and the Board believes identifying highly qualified individuals from diverse backgrounds and experiences is important to the success of the business, in addition to promoting better corporate governance and effective decision-making. When evaluating the current directors and considering the nomination of new directors, the ESG Committee makes an effort to ensure the composition of the Board reflects a broad diversity of experience, profession, expertise, skill, education and background, including gender, racial, ethnic, and/or cultural diversity. The Board and the ESG Committee are committed to ensuring the Board functions effectively and with appropriate diversity and expertise, including women and minorities. Accordingly, as of the date of this proxy statement, 33% of our directors are women or minorities.

The ESG Committee met four times in 2022. A copy of the charter of the ESG Committee is available on the investor relations webpage of our website, http://investors.chct.reit. Our Corporate Governance Guidelines and Code of Ethics and Business Conduct are also available on the investor relations webpage of our website, http://investors.chct.reit. If we make any substantive amendment to the Code of Ethics and Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics and Business Conduct to certain executive officers, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on our website or in a report on Form 8-K filed with the SEC. Since the Company's inception, there have been no such waivers. On October 28, 2021, in connection with its periodic review of the Code of Ethics and Business Conduct, our Board of Directors amended the Code of Ethics and Business Conduct. The amendments include, among other things, clarification that the Company's chief financial officer shall serve as its chief compliance officer, the addition of guidelines on anti-bribery, anti-corruption, gifts, entertainment and suppliers, updated committee names and updated public disclosure guidelines for internal monitoring, whistleblower or reporting systems. Further, in 2021 and going forward, the ESG Committee proposed, and the Board adopted, a requirement that the approval of our majority of stockholders is required in order for the Company to materially modify our capital structure.

In addition, we have adopted a number of ESG policies including (i) ESG Guidelines to guide our sustainability efforts and monitor our performance; (ii) a Corporate Environmental Policy, which sets forth our commitment to implementing environmentally sustainable best practices for our own operations, and to assist our tenants in their efforts to address their environmental concerns; (iii) a Human Capital Support and Development Policy, which sets forth our commitment to invest significant time and resources in supporting and developing our employees; and (iv) a Human Rights Policy, which sets forth our commitment to the protection and advancement of human rights and to ensuring that all members of our team function with integrity. These policies are available on the investor relations webpage of our website, http://investors.chct.reit.

Most recently, we have adopted a new Environmental Management System (“EMS”) as the framework to drive value and results through improved ESG performance. The EMS, among other things, provides specific targets for reduction in GHG emissions, water consumption, and utility usage along with various policies that support sustainable building construction, management, and waste. Currently, we are tracking these data for that portion of our portfolio in which we have operational control and disclosing through GRESB. Our policy is in general alignment with UN Sustainability Goals and with the International Organization for Standardization (“ISO”) 14001 and 50001 standards that follows the “Plan-Do-Check-Act” model. In addition, our buildings’ energy information is monitored through the ENERGY STAR Portfolio Manager, where energy and water usage data is tracked on a monthly basis. We intend to report 2023 data in a forthcoming corporate sustainability report that will provide details on our progress related to our ESG goals.
The current members of the Board propose nominees for election to the Board. In addition, the ESG Committee will also consider candidates that stockholders and others recommend. Stockholder recommendations should be addressed to: David H. Dupuy, Corporate Secretary, 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067. Your recommendations must be submitted to us no earlier than October 19, 2023, nor later than 5:00 p.m., Eastern Time, on November 18, 2023, for consideration as a possible nominee for election to the Board at our 2024 annual meeting.
On November 2, 2020, the Board adopted certain amendments to the Company's Bylaws which altered the procedures by which a stockholder may nominate persons to the Board of Directors. The Board adopted an amendment to Article II, Section 12 of its Bylaws to allow proxy access for director nominations for a stockholder, or a group of no more than twenty stockholders, that holds at least 3% of the Company's stock, and have held such stock for at least three years.
The Board has not adopted a formal procedure that you must follow to send communications to it, but it does have informal procedures, described below, which it believes adequately facilitate stockholder and other interested party communications with the Board. Stockholders and other interested parties can send communications to the Board by contacting David H. Dupuy, our Corporate Secretary, in one of the following ways:
•By writing to Community Healthcare Trust Incorporated, 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee, 37067, Attention: Corporate Secretary;
•By e-mail to investorrelations@chct.reit; or
•By phone at 615-771-3052.
If you request information or ask questions that can be more efficiently addressed by management, Mr. Dupuy will respond to your questions instead of the Board. He will forward to the Audit Committee any communication concerning employee fraud or accounting matters and will forward to the full Board any communication relating to corporate governance or those requiring action by the Board of Directors. A stockholder or interested party may communicate directly with Mr. Gardner, our Chairman of the Board, by sending a confidential letter addressed to his attention at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee, 37067.

Director Compensation
The Compensation Committee recommends the compensation for our non-employee directors; our full Board approves or modifies the recommendation. Any modifications are implemented after the annual meeting. Directors who are also employees, currently only Mr. Dupuy, receive no additional compensation for their service as a director, but are reimbursed for any direct board related expenses. Annual compensation of non-employee directors may be a combination of cash and restricted stock at levels set by the Compensation Committee.
The Company expects to meet every three years with a compensation consultant to discuss director compensation trends. The consultant may also attend Compensation Committee meetings periodically. The Compensation Committee retained Ferguson Partners ("FP") as its independent compensation consultant in 2020 to advise it regarding market trends and practices in director compensation and with respect to specific compensation decisions. FP provided a report to the Compensation Committee in 2021 and discussed the report with the chair of the committee. FP received a fee of $17,500 for its compensation consulting services provided to the Compensation Committee in 2021 with respect to director compensation.
Cash compensation
Each non-employee director receives an annual retainer, and chairpersons of our board committees and the lead independent director receive additional annual retainers. The annual retainers are payable after each annual meeting of our stockholders. Director compensation may be adjusted by the Compensation Committee based on an evaluation of director compensation at peer companies. In February 2021, the Compensation Committee approved an increase in the annual cash retainer from $40,000 to $50,000 per year, beginning with the retainer earned at the 2021 annual meeting. Additionally, the chairs of the Audit Committee, the Compensation Committee and the ESG Committee and the lead independent director receive additional annual retainers. In February 2021, the Compensation Committee approved an increase in the annual cash retainer of the Audit Committee Chair from $15,000 to $20,000, increases in the annual cash retainers of each of the Compensation Committee Chair and ESG Committee Chair from $10,000 to $17,500, and an increase in the lead independent director annual cash retainer from $17,500 to $25,000. We ceased having a separate lead independent director on March 3, 2023, when Mr. Gardner was appointed as Chairman of the Board following Mr. Wallace's death. Going forward, the retainers previously payable to our lead independent director will be payable to our Chairman of the Board.
Each year, non-employee directors may elect to acquire shares of restricted stock with all or a portion of each of their retainers. These shares are issued 10 business days following the date of our annual meeting of stockholders. The number of shares of restricted stock to be acquired is determined by dividing the total amount of annual retainer the director elected to use to acquire shares by the average price of shares of common stock for the immediately preceding 10 trading days. Pursuant to the Company's Second Amended and Restated Alignment of Interest Program (the "Second Amended and Restated Alignment of Interest Program"), each director who makes an election to acquire shares of restricted stock with all or a portion of their retainers will be awarded additional shares, at no additional cost to the director, according to the following multiples:

Duration of Restriction Period	Restriction Multiple
1 year	0.2x
2 years	0.4x
3 years	0.6x
Accordingly, for example, if a non-employee director elects to acquire shares of restricted stock in lieu of cash compensation that is equivalent in value to 1,000 shares of common stock and the director elected a three-year restriction period for such restricted stock, the non-employee director would receive the 1,000 shares of restricted stock plus an award of 600 shares of restricted common stock for electing to subject his or her restricted stock to a three-year restriction period, resulting in a total receipt of 1,600 shares of restricted stock, all of which would be subject to a three-year cliff vesting schedule whereby no shares vest until the third anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest.
The restriction period subjects the shares purchased by the director and the additional shares awarded by the Company to the risk of forfeiture in the event that a director voluntarily resigns or is removed by the stockholders prior to the vesting of these shares. All unvested shares will be forfeited if such non-employee director voluntarily resigns or is removed by the stockholders for any reason prior to vesting. During the restriction periods described above, the restricted shares may not be sold, assigned, pledged, or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, non-employee directors have all rights as stockholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares.
Stock Awards
Each non-employee director is also awarded an annual grant of shares of restricted stock. Our goal is to have a minimum of 60% to 75% of the aggregate total compensation for our non-employee directors paid in the form of restricted stock having a restriction period of up to three years. Directors are not entitled to receive additional shares through a restriction multiple for these awards.
In February 2021, the Compensation Committee approved an increase in the annual equity award, whereby, beginning with the 2021 annual meeting, each non-employee director will receive an annual equity award of restricted stock with an aggregate market value of $100,000 at the conclusion of each annual stockholders' meeting, an increase from $75,000 in 2020. These shares are subject to a three-year cliff vesting schedule whereby no shares vest until the third anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest. During the restriction period described above, the restricted shares may not be sold, assigned, pledged, or otherwise transferred. Additionally, such non-employee director must forfeit such equity award if the non-employee director voluntarily resigns or is removed for any reason during the three-year restriction period. Subject to the risk of forfeiture and transfer restrictions, non-employee directors have all rights as stockholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares.

2022 Director Compensation
The following table sets forth compensation paid during 2022 to each of our non-employee directors:

	Fees Earned or Paid		Stock Awards(3)	All Other Compensation	Total
Name(1)	Fees Paid in Cash	Fees Paid in Stock(2)
Alan Gardner	$—	$75,000	$142,734	$—	$217,734
Claire Gulmi	$—	$67,500	$138,449	$—	$205,949
Robert Hensley	$20,000	$50,000	$128,498	$—	$198,498
Lawrence Van Horn	$—	$65,000	$137,032	$—	$202,032
Cathrine Cotman	$—	$50,000	$128,498	$—	$178,498
______________________________
(1)Mr. Wallace was our other director in 2022 and was also a full-time employee whose compensation is discussed below under the section titled "Summary Compensation Table." Mr. Wallace received no additional compensation for his service as a director.
(2)This column represents non-employee director annual retainer and additional annual retainer amounts, approximately 94% of which was paid in shares of our restricted common stock in lieu of cash. All of the shares are subject to a three-year cliff vesting schedule whereby no shares vest until the third anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to the director's continuing service as a director of the Company.
(3)Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock to the non-employee directors under the 2014 Incentive Plan, or the 2022 Director Awards. The dollar value of the 2022 Director Awards was based upon the grant date price of our common stock, which was $37.13 on May 5, 2022. This column also includes the amount of the grant date value of the shares received in accordance with restriction multiples with respect to the deferral of director retainer amounts based on the price of our common stock of $35.93 on the determination date, May 20, 2022. All of the shares are subject to a three-year cliff vesting schedule whereby no shares vest until the third anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to the director's continuing service as a director of the Company.
We also reimburse our directors for expenses they incur in connection with their service on our Board, such as director education, travel and lodging expenses.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the material elements of the Company's named executive officer compensation program and analyzes the compensation decisions made for our executive officers included in the Summary Compensation Table beginning on page 30 (the "named executive officers").
2022 Named Executive Officers
Our named executive officers for 2022 were:
Timothy Wallace—Chief Executive Officer and President(1)
David Dupuy—Chief Financial Officer and Executive Vice President(2)
Leigh Ann Stach—Chief Accounting Officer and Executive Vice President
Timothy L. Meyer—Executive Vice President-Asset Management
Because only four individuals served as our executive officers (as defined in Exchange Act Rule 3b-7) at any time during 2022, we have only four named executive officers for 2022.

(1) Mr. Wallace served as Chief Executive Officer and President until taking a medical leave of absence on February 10, 2023. Mr. Wallace passed away on March 3, 2023.
(2) Our Board of Directors appointed Mr. Dupuy as Interim Chief Executive Officer during Mr. Wallace's medical leave of absence, effective as of February 10, 2023. On March 6, 2023, our Board of Directors appointed Mr. Dupuy to serve as Chief Executive Officer on a permanent basis. Mr. Dupuy will continue to serve as the Company's Chief Financial Officer until a successor is chosen for that position.
2022 Highlights
We believe that 2022 was a successful year for the Company. Our named executive officers continued to execute our business plan during 2022 and built upon our operating and financial performance results achieved since we became a publicly traded company after our initial public offering in May 2015.
Our operating and financial performance highlights in 2022 included:
•Achieving net income of $0.81 per diluted share, FFO of $2.24 per diluted share and AFFO of $2.49 per diluted share, compared to net income of $0.87 per diluted share, FFO of $2.20 per diluted share and AFFO of $2.35 per diluted share in 2021;
•Acquiring eighteen (18) real estate properties for an aggregate purchase price of approximately $97.1 million with estimated yields ranging from 9.00% to 10.25%. These properties were approximately 98.9% leased with lease expirations through 2037;

•Adding a new seven-year and three-month $150.0 million term loan facility, with proceeds used to refinance our $50.0 million term loan facility that was set to mature on March 29, 2024, to acquire additional properties, and to repay amounts outstanding under our revolving credit facility. Also entered into interest rate swaps to fix the interest rate on the new term loan facility and transitioned our borrowings under our credit facility from London Inter-bank Offered Rate ("LIBOR") to the Secured Overnight Financing Rate ("SOFR"); and
•Maintaining low leverage levels with a debt-to-total capitalization ratio (debt plus stockholders' equity plus accumulated depreciation) of approximately 34.8%.
Reconciliations of FFO and AFFO are provided in Appendix A beginning on page 46 of this proxy statement.

Comprehensive Compensation Policy
We believe that the compensation of our executive officers aligns their interests with those of the stockholders in a way that encourages prudent decision-making, links compensation to our overall performance, provides a competitive level of total compensation necessary to attract and retain talented and experienced executive officers and motivates the executive officers to contribute to our success.
All of our executive officers are eligible to receive performance-based compensation under the 2014 Incentive Plan as amended by Amendment No. 1 to the 2014 Incentive Plan, Amendment No. 2 to the 2014 Incentive Plan, and Amendment No. 3 to the 2014 Incentive Plan (as so amended, our 2014 Incentive Plan).
We use a combination of allowing the acquisition of shares of restricted stock in connection with grants of restricted stock as the primary means of delivering long-term compensation to our executive officers. Shares of restricted stock are forfeitable until the lapse of the applicable restrictions. We believe that restricted stock with long vesting periods align the interests of executive officers and stockholders and provide strong incentives to our executive officers to achieve long-term growth in our business, grow the value of our common stock and maintain or increase our dividends.
The executive officers personally benefit from these efforts through their restricted stock, which pay dividends at the same rate as unrestricted stock and increase in value as the value of unrestricted stock increases. However, the Company's executive officers essentially have to earn this equity compensation twice: the first time through their efforts to meet the initial performance criteria necessary to receive the restricted stock; and the second time by continued service and increasing share value through the at-risk vesting period.
Substantially all of our executive officers' compensation is tied to the value of our common stock since the officers have elected to receive restricted stock in lieu of cash compensation. Therefore, if we have superior long-term operating performance, our executive officers, through their restricted stock, will eventually receive more value, due to increases in the price of our common stock, than if they had been paid in cash. Conversely, if we have inferior long-term operating performance, our executive officers through their restricted stock will eventually receive less value, due to decreases in the price of our common stock, than if they had been paid in cash.
Our Compensation Committee determines the restrictions for each award granted pursuant to the 2014 Incentive Plan. Restrictions on the restricted stock may include time-based restrictions, the achievement of specific performance goals, or the occurrence of a specific event. Vesting of restricted stock will generally be subject to cliff vesting periods ranging from three to eight years and will be conditioned upon the participant's continued employment, among other restrictions that may apply.
If the performance goals are not achieved or the time-based restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her unvested restricted stock.
Compensation Methodology
Compensation Committee's Governance
The Board established the Compensation Committee to carry out the Board's responsibilities to administer our compensation programs. The Compensation Committee has the final decision-making authority for the compensation of our executive officers. The Compensation Committee operates under a written charter adopted by the Compensation Committee and approved by the Board. The charter is available in the investor relations section of our website (http://investors.chct.reit).
Our Compensation Committee has independent authority to engage outside consultants and obtain input from external advisers as well as our management team or other employees.
The Compensation Committee may retain any independent counsel, experts or advisors that it believes to be desirable and appropriate. The Compensation Committee may also use the services of the Company's regular legal counsel or other advisors to the Company. The Compensation Committee undertakes an independent assessment prior to retaining or otherwise selecting any independent counsel, compensation consultant, search firm, expert or other advisor that will provide advice to it, taking such factors into account and as otherwise may be required by the NYSE from time to time. On at least an annual basis, the Compensation Committee evaluates whether any work performed by any compensation consultant raised any conflict of interest.
The Compensation Committee retained Ferguson Partners ("FP") as its independent compensation consultant in 2022 to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. The Compensation Committee expects to meet at least annually with a compensation consultant to discuss executive compensation trends. The consultant may also attend Compensation Committee meetings periodically. FP met with the chair of the Compensation Committee in 2022, during and in which it provided a review of recent trends and developments in executive compensation practices within the Company's industry and in general. FP received a fee of $22,500 for its compensation consulting services provided to the Compensation Committee in 2022 with respect to annual and long-term executive compensation.
Our Chief Executive Officer may attend Compensation Committee meetings (except for executive sessions where his compensation is discussed) as requested by the Compensation Committee. No executive officer is in attendance when his or her compensation is considered. Our Chief Executive Officer may provide recommendations with respect to compensation for the executive officers other than himself. The Compensation Committee considers these recommendations, but may approve, reject or adjust them as it deems appropriate.
Compensation Risk Assessment
The Compensation Committee believes its compensation policies and practices do not promote excessive risk-taking and are not likely to have a material adverse effect on the Company. In particular, the Compensation Committee believes that the following factors mitigate excessive risk-taking by the named executive officers:
•The use of restricted stock, with long vesting periods during which the stock cannot be sold, margined, pledged or otherwise hypothecated, provides an incentive to the named executive officers to make decisions that contribute to long-term growth of the Company, the stability of Net Operating Income ("NOI"), and the delivery of dividends to stockholders.
•The maximum potential cash and stock incentive payments are capped at levels such that total compensation would remain comparable within the peer group.
•The Compensation Committee retains broad discretionary authority to adjust annual awards and payments, which further mitigates risks associated with the Company's compensation plans and policies.
Peer Group
For 2022, the Compensation Committee, based on FP's recommendation, used the companies listed below as the peer group against which to measure the Company's relative three-year and five-year Total Shareholder Return ("TSR") performance. The peer group is selected each year in accordance with the Amended and Restated Executive Officer Incentive Program. The Amended and Restated Executive Officer Incentive Program provides a mechanism for determining the peer group, which the Compensation Committee believes provides for the most closely comparable companies with respect to market capitalization and appropriate pay levels. In determining our peer group, all publicly-traded equity REITs are sorted by market capitalization. Additional criteria used can include industry segment, asset base, externally/internally managed and years of operating history. The Compensation Committee, based on FP's recommendations, makes discretionary adjustments to include or exclude companies in the peer group to capture the Company's closest competitors and to adjust for events such as mergers that might occur during the period. The following companies comprised the peer group for 2022:

Physicians Realty Trust	One Liberty Properties, Inc.

National Health Investors, Inc.	CatchMark Timber Trust, Inc.

LTC Properties, Inc.	NETSTREIT Corp.

CareTrust REIT, Inc.	UMH Properties, Inc.

Easterly Government Properties, Inc.	Clipper Realty, Inc.

City Office REIT, Inc.	Plymouth Industrial REIT, Inc.

The Compensation Committee determines the peer group each year and compares the compensation of the peer group for the year preceding the applicable year.

Material Components of Compensation
Elements of Pay
In 2022, the Company's compensation program for its named executive officers consisted of the following key elements:
•Annual base salaries;
•Elective acquisition of restricted shares with corresponding restricted share grants, allowing named executive officers to increase their ownership portion in the Company;
•Annual performance-based awards of cash, restricted stock, or a combination of both;
•Long-term equity incentive awards of restricted stock; and
•Perquisites and retirement benefits.
Annual Base Salary
Each of our named executive officers has an employment agreement that establishes his or her base salary. Adjustments to base salary are determined by the Compensation Committee and are based upon a review of a variety of factors, including:
•individual and Company performance, measured against quantitative and qualitative goals, such as growth, asset quality and other matters;
•duties and responsibilities, as well as the named executive officer's experience;
•the types and amount of each element of compensation to be paid to the named executive officer;
•salary levels of persons holding similar positions at companies included in our peer group; and
•annual inflation rate in the United States.
The base salary of the Company's named executive officers for 2023 and 2022, before any elective deferral of cash for restricted stock, is as follows:

Named Executive Officer	2023 Base Salary	2022 Base Salary
Timothy G. Wallace	$863,295	$794,200
David H. Dupuy	$529,586	$487,200
Leigh Ann Stach	$446,214	$410,500
Timothy L. Meyer	$339,579	$312,400
Pursuant to the Second Amended and Restated Alignment of Interest Program described below, executive officers may elect to utilize any cash compensation they receive to acquire shares of restricted stock. In the event that an executive officer elects to acquire shares of restricted stock, rather than cash compensation, the officer will be awarded shares of restricted stock pursuant to the Second Amended and Restated Alignment of Interest Program, subject to a three-, five-, or eight- year cliff-vesting schedule, depending on the officer's election. Each executive officer who makes this election will be awarded the additional restricted common stock award, subject to the restrictions, at no additional cost to the officer, according to the multiple-based formula set forth on page 21 of this proxy statement.

2014 Incentive Plan
Awards may be made in the form of restricted stock or cash under our 2014 Incentive Plan. The purposes of the 2014 Incentive Plan are to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend; to motivate the participants to achieve long-term Company goals; and to more closely align the participants' interests with those of our other stockholders by providing them with a proprietary interest in our growth and performance.
Our executive officers, non-executive officers, employees, consultants and non-employee directors may be eligible to participate in the 2014 Incentive Plan as determined by the Compensation Committee. As of March 2, 2023, the number of shares of our common stock available for issuance under the 2014 Incentive Plan is 466,147.
The 2014 Incentive Plan is administered by our Compensation Committee, which interprets the 2014 Incentive Plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the amount of cash or number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions (including, without limitation, restrictive covenants) applicable to, awards. However, during a calendar year, no participant may receive awards intended to comply with the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which exceed 150,000 shares of common stock.
Unless the 2014 Incentive Plan is terminated earlier by our Board of Directors, the 2014 Incentive Plan will automatically terminate on March 31, 2024. Awards granted before the termination of the 2014 Incentive Plan may extend beyond that date in accordance with their terms.
The two distinct programs applicable to executive officers under the 2014 Incentive Plan are the Second Amended and Restated Alignment of Interest Program and the Second Amended and Restated Executive Officer Incentive Program. In addition, we believe it is in the best interests of our stockholders to encourage all executive officers to increase their equity position in the Company to promote share ownership and further align employee and stockholder interests and have therefore adopted stock ownership guidelines with respect to our executive officers and directors.
Second Amended and Restated Alignment of Interest Program
The Company's Second Amended and Restated Alignment of Interest Program, under the 2014 Incentive Plan, is designed to provide the Company's executive officers with an incentive to remain with the Company and to incentivize long-term growth and profitability. The original Alignment of Interest Program was amended in November 2016 by the Company's Board of Directors to, among other items, reserve 500,000 shares of the Company's common stock to be acquired by employees and directors pursuant to elections to acquire restricted stock with their compensation. On May 5, 2022, the Company's Board of Directors adopted the Second Amended and Restated Alignment of Interest Program to reserve an additional 500,000 shares of the Company's common stock (for an aggregate of 1,000,000 shares of the Company's common stock) to be acquired by employees and directors pursuant to elections to acquire restricted stock with their compensation.
Pursuant to the Second Amended and Restated Alignment of Interest Program, executive officers may elect to acquire restricted stock in lieu of up to 100% of any compensation otherwise payable in cash under their employment agreements. The executive officer must elect his or her participation level and the applicable vesting period for the upcoming year no later than December 31 of the then-current year. The number of shares of restricted stock to be acquired will be determined as of January 15 of the year following the election or, if such date is not a trading day, on the trading day immediately before January 15 by dividing the total of the named executive officer's elected deferred salary, cash bonus or other compensation by the average price of our common stock for the 10 trading days immediately preceding the determination date. If the dollar amount of any reduced salary, cash bonus or other compensation has not been determined by January 15, then the determination date will be the 10th business day following the date on which the amount of such cash compensation is fixed and determined. Payments of restricted stock in lieu of compensation otherwise payable in cash will be made immediately thereafter.

To the extent an executive officer elects to acquire stock in lieu of cash compensation, the executive officer is entitled to receive an award of restricted stock pursuant to the Second Amended and Restated Alignment of Interest Program, subject to a three, five or eight-year cliff vesting schedule, depending on each executive officer's election. Each executive officer who makes this election is awarded the stock award at no cost to the executive officer, according to the following multiple-based formula:

Duration of Restriction Period	Restriction Multiple
3 years	0.3x
5 years	0.5x
8 years	1.0x
Accordingly, for example, if an executive officer elects to acquire shares of restricted stock in lieu of cash compensation that is equivalent in value to 1,000 shares of common stock and the executive officer elected an eight-year restriction period for such restricted stock, the executive officer would receive the 1,000 shares of restricted stock plus an award of 1,000 shares of restricted stock for electing to subject his or her restricted stock to an eight-year restriction period, resulting in a total receipt of 2,000 shares of restricted stock, all of which would be subject to an eight-year cliff vesting schedule whereby no shares vest until the eighth anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest.
The restriction period subjects the shares acquired by the executive officer and the additional shares awarded by the Company to the risk of forfeiture in the event that the executive officer voluntarily terminates employment or is terminated for cause from employment with the Company, as those terms are described below, prior to the vesting of the shares. All unvested shares will be forfeited if such executive officer voluntarily terminates employment or is terminated for cause prior to vesting. During the restriction periods described above, the restricted shares may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, executive officers have all rights as stockholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares.
All executive officers have elected to take 100% of their base salary and acquire shares of restricted stock since the Company's initial public offering, or since joining the Company.
Second Amended and Restated Executive Officer Incentive Program
We also have a Second Amended and Restated Executive Officer Incentive Program under the 2014 Incentive Plan pursuant to which our executive officers may earn performance-based awards in the form of cash and/or restricted stock. Any awards under the Second Amended and Restated Executive Officer Incentive Program and its interpretation and operation are subject to the discretion of the Compensation Committee.
The Second Amended and Restated Executive Officer Incentive Program is designed to directly link compensation to performance. The Company believes that the combination of operating metrics and shareholder returns provides the best incentive structure for the growth of long-term shareholder value.
Through the Second Amended and Restated Executive Officer Incentive Program, our named executive officers are rewarded for attaining targeted individual performance, targeted company performance and relative TSR performance. For 2022, approximately 82.3% of the aggregate total compensation for our named executive officers was paid in the form of performance-based compensation, all of which was in restricted stock with cliff vesting periods of eight years.
The Compensation Committee believes that this further demonstrates alignment of the interests of our named executive officers with that of the Company's shareholders.
2022 Annual Incentive Rewards
The Compensation Committee takes the named executive officer's base salary levels into account when it establishes each executive's potential incentive award, with the intent that each executive's targeted annual cash or stock opportunity is competitive, and that each executive has a meaningful upside annual cash or stock compensation opportunity for performance excellence. We believe this compensation philosophy is consistent with our pay-for-performance culture and our compensation objective of linking pay to performance.

Individual Performance Awards
The Compensation Committee grants awards of cash, stock, or a combination of both under the 2014 Incentive Plan based on each executive officer's individual performance, and may determine all terms of the award, including to whom, and the time or times at which, individual performance awards may be granted, the number of shares, units or other rights subject to each individual performance award, the exercise, base or purchase price of such individual performance award (if any), the time or times at which such individual performance award will become vested, exercisable or payable, the performance criteria, goals and other conditions of the individual performance award, and the duration of the individual performance award. Key metrics used to measure individual performance include:
•Business development activity—this includes the acquisition of new properties, development of relations with potential tenants and development of relationships with providers who may become recurring clients of the Company;
•Leasing activity—this includes working with tenants as existing leases are set to expire; working with tenants as they need additional space or have other needs; working with tenants on the collection of receivables; working with potential tenants and brokers to fill vacancies as they arise; and working to increase overall portfolio rental rates and weighted average remaining lease term;
•Employee satisfaction and turnover—this includes reviewing employee compensation levels, bonus potentials, and benefits; providing an environment where employees can obtain their desired work/life balance; and reducing overall employee turnover;
•Timely and accurate financial statement preparation and filing—this includes the timely preparation of the Company's quarterly filings, on Form 10-Q, and annual filings, on Form 10-K; timely preparation and filing of other SEC forms including Forms 8-K, Form-4, etc.; and providing the documentation, processes and controls to insure there are no material weaknesses in the Company's Internal Control over Financial Reporting;
•Investor relations activities—this includes maintaining relationships with current and potential investors; participating in conferences and non-deal road shows; and reviewing and updating the Company's website, investor presentation, supplemental data report and other investor information;
•Capital markets activities—this includes maintaining relationships with investment and commercial banks and managing the Company's credit facilities and equity raising activities through the Company's "At-The-Market Offering Program" and other capital raising alternatives; and
•Environmental, Social and Governance (ESG) policy management—this includes reviewing the Company's existing ESG policies, comparing those policies to peers and guidelines to determine where the Company can improve, and implementing policies to increase the Company's overall attainment of ESG goals.
In 2022, the Compensation Committee approved the payment of cash individual performance awards to the Company's executive officers in the aggregate of approximately $801,720. The executive officers each elected to acquire restricted shares of common stock in lieu of the cash bonuses, which based on their elections are subject to an eight-year cliff vesting schedule. Based on the eight-year restriction period elected, the executive officers acquired an aggregate of 20,096 shares of restricted stock in lieu of their cash bonuses and were granted 20,092 additional shares based on the restriction period elected.
All executive officers have elected to take 100% of their bonuses and acquire shares of restricted stock since the Company's initial public offering, or since joining the Company.
Company Performance Awards
Company Performance Awards ("CPA") may be issued under the 2014 Incentive Plan based on Company performance targets. The Compensation Committee may determine, in its discretion, the particular financial and/or operating metrics to be targeted, which may include, but are not limited to AFFO, payout percentages, etc. The measurement period is four consecutive quarters ending on June 30 of each year or such date as the Compensation Committee may determine.

Participants have the opportunity to earn Company Performance Awards each year. The Company will generally target a maximum of three performance metrics during any given measurement period and a maximum combined award for all such metrics of up to 75% of such participant's base salary.
Consistent with prior years, the metrics used by the Compensation Committee to determine the CPA for 2022 were as follows:
•The actual AFFO for the trailing four quarters ended June 30, 2022 which was $2.43 per share. This was a 8.5% increase over the $2.24 AFFO for the trailing four quarters ended June 30, 2021.
•The Amended and Restated Executive Officer Incentive Program targets an annual dividend increase of $0.05 cents per share, which is approximately $0.01 per share more than the actual increases have been. The Compensation Committee believes this fixed targeted increase presents an aggressive target and removes any potential to manipulate the actual dividend to benefit executive officer compensation.
•The targeted dividend per share for 2022 was $1.80 per share. The actual AFFO of $2.43 per share provided an 74% dividend payout coverage for the $1.80 targeted dividend. This was the equivalent of an 72% payout ratio for the actual dividends of $1.755 per share.
•The Amended and Restated Executive Officer Incentive Program provides for payment of a range from 0.00% to 150.00% of executive salary based on decreasing calculated targeted dividend payout ratios moving from 95.0% to 80.0%. The coverage ratio of 74% resulted in a CPA award percentage of 150%. Since the CPA targets 50% of each executive officer's base pay, the CPA resulted in a 75% of base salary bonus payment.
The Compensation Committee believes the CPA measures three critical components of Company performance:
•First, it measures actual AFFO for the trailing four quarters. Actual AFFO is an important measure of the ongoing growth and operating performance of the Company.
•Second, the CPA targets an increasing targeted dividend. The Compensation Committee believes that an increasing dividend is an important attribute of the Company's stock for its investors. This is a critical concept because the Amended and Restated Executive Officer Incentive Program requires the ability for dividend growth every year which cannot be modified without Compensation Committee approval.
•Third, the CPA measures dividend payout coverage of the Target Dividend and will only pay a bonus when that coverage is at or below 95%. As the dividend coverage increases and the payout ratio goes down, the bonus potential goes up.
As a result of these rigorous performance requirements, 2022 was only the third year management met the required thresholds for a CPA bonus.
In 2022, the Compensation Committee approved the payment of cash CPA to the Company's executive officers in the aggregate of approximately $1,503,225. The executive officers each elected to acquire restricted shares of common stock in lieu of the cash bonuses, which based on their elections are subject to an eight-year cliff vesting schedule. Based on the eight-year restriction period elected, the executive officers acquired an aggregate of 37,675 shares of restricted stock in lieu of their cash bonuses and were granted 37,675 additional shares based on the restriction period elected.
All executive officers have elected to take 100% of their bonuses and acquire shares of restricted stock since the Company's initial public offering, or since joining the Company.

2022 Long Term Equity Incentive Awards
Total Shareholder Return Awards
Total Shareholder Return Awards ("TSRA") are designed to be long term incentive awards based on the Company's total shareholder return, as measured against the Peer Group. The criteria for awarding TSRAs are the Company's relative total shareholder return performance measured as a percentile, as compared to the total shareholder returns of the companies in the Peer Group. The current measurement period is 12 and 20 consecutive quarters ending June 30 of each year.
The Compensation Committee generally targets a maximum TSRA for each executive officer of up to 200% of such executive officer's base salary. Prior to 2021, executive officers had the opportunity to earn TSRAs each year based on 1-year total shareholder return and 3-year total shareholder return. Beginning in 2021, 3-year and 5-year shareholder return metrics were used.
TSRAs are in the form of restricted stock with an eight-year cliff vesting period and are not available for the Second Amended and Restated Alignment of Interest Program. The TSRA percentages range from 0% up to 100% of base salary depending on the relative total shareholder return versus the members of the Peer Group. The number of shares are determined as of June 30th by dividing the total of the executive officer's TSRA by the average closing price of the common stock for the 10 trading days immediately preceding June 30.
In 2022, the Company ranked ninth in the 3-year total shareholder return, which placed it in the greater than 25% range, and ranked first in the 5-year total shareholder return, which placed it in the 100% range, versus the members of the Peer Group.

	2022 Total Shareholder Return
Level	3-Year TSR	5-Year TSR	Total
>25%	☒		25%
>50%
>75%
=100%		☒	100%
			125%
The following table illustrates the value of the TSR equity incentive awards granted to each named executive officer for 2022.

Executive Officer	Performance Metric	Base Salary	Long Term Incentive Award
Timothy Wallace	125%	$794,200	$992,750
David Dupuy	125%	$487,200	$609,000
Leigh Ann Stach	125%	$410,500	$513,125
Timothy L. Meyer	125%	$312,400	$390,500
The Company granted TSRAs in the form of restricted stock under the Amended and Restated Executive Officer Incentive Program to our executive officers in 2022 in the aggregate of 72,431 shares of common stock which will cliff vest in eight years.
Perquisites
The Company provides its executive officers with perquisites that it believes are reasonable, competitive and consistent with the Company's compensation program for all employees. The Company believes that such perquisites help the Company to retain its personnel. These perquisites included, as applicable, matching contributions in each participating executive's 401(k) and a contribution for each participating executive's health savings account (HSA), calculated in the same manner as for all employees.

Retirement Benefits
All named executive officers are eligible to participate in the Company's 401(k) plan, pursuant to which each participant may contribute up to the annual maximum allowed under IRS regulations ($20,500 for 2022). All eligible participants over the age of 50 may also contribute an additional $6,500 per year to the plan in the form of catch-up contributions. The Company provides a matching contribution of up to an annual maximum of three and one-half percent for the first six percent of base salary contributed to the plan by the employee.
Compensation Governance Practices
Anti-Hedging, Margin or Hypothecation Policy
The Company prohibits the hedging, margining or hypothecation of Company securities by its executive officers and directors. None of the executive officers or directors have entered into any arrangements to hedge, margin or hypothecate the Company's securities. In addition, restricted stock may not be sold, assigned, pledged or otherwise transferred.
At Risk Compensation
Since the Company's initial public offering or joining the Company, as applicable, all named executive officers have elected to take 100% of their compensation in restricted stock of the Company that cliff-vests in 8-years. Until such time that those shares vest, each named executive officer is at risk of forfeiting those shares, as well as losing value of the shares should events occur, including management errors, that negatively impact the financial results or performance of the Company.
We believe this compensation program aligns executive management with our stockholders, encourages appropriate long-term decision-making and effectively rewards or punishes executive management for their decisions made.
Stock Ownership Guidelines
We believe that it is in the best interests of our stockholders to encourage all executive officers and directors to increase their equity position in the Company to promote share ownership and further align stockholder interests with executive officers and directors. Accordingly, as set forth in the table below, we have adopted stock ownership guidelines applicable to our executive officers and directors requiring each to hold common stock with a fair market value equal to a multiple of each officer's then current base salary or each non-employee director's then current annual retainer, as applicable:

Position	Common Stock Ownership Multiple
Chief Executive Officer	5x Current Base Salary

Executive Vice President	3x Current Base Salary

Non-Employee Director	3x Current Base Annual Retainer
The guidelines provide that all owned stock, both restricted and unrestricted, counts toward the ownership guidelines. Executive officers and directors have five years from the date that such executive officer or director first becomes subject to the stock ownership guidelines to comply with the guidelines. All of our executive officers and directors were in compliance with these guidelines as of March 2, 2023, except for Ms. Cotman who joined our Board of Directors in May 2022 and has until 2027 to comply.
Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer). In 2017 and prior tax years, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. Effective for tax years beginning on January 1, 2018, the tax reform legislation informally known as the Tax Cuts and Jobs Act of 2017 repeals the performance-based compensation exception to the Section 162(m) $1 million deduction limit. The Company's tax deduction for compensation expense in 2022 was not limited pursuant to Section 162(m) because no applicable officer's compensation, as determined for federal income tax purposes, exceeded the applicable limit. As a qualifying REIT, the

Company does not pay federal income tax; therefore, the future unavailability of the Section 162(m) compensation deduction is not expected to result in any increase in the Company's federal income tax obligations.
CEO Pay Ratio

Pursuant to rules adopted by the SEC under the Dodd-Frank Act, the Company is required to disclose the ratio of the annual total compensation for its CEO to the median annual total compensation for its employees other than the CEO. Pursuant to these rules, the Company may identify its median employee once every three years unless there has been a significant change in its employee population or employee compensation arrangements that the Company reasonably believes would result in a significant change in its pay ratio disclosure. The Company does not believe there has been a significant change during 2022, as compared to 2021, that would warrant identifying a new median employee due to the following:

•The Company's compensation policies and structure remained unchanged in 2022, as compared to 2021;

•The Company's employee base has remained fairly constant. At December 31, 2022, the Company employed 31 employees, as compared to 30 employed at December 31, 2021;

•During 2022, the Company experienced an 11% voluntary employee turnover rate, mainly at the staff level; and

•Using the same median employee identified in 2020 for the 2022 pay ratio calculation resulted in only a 6.6% decrease in the reported pay ratio year over year.

For 2020, the Company identified the median employee by examining its payroll records for 2020 for all individuals other than the CEO that were employed by the Company at December 31, 2020. Compensation for employees that began employment during the year was annualized based on rate of pay applied to a full year. The Company's employees are all employed at the Company's corporate office and are comprised of executive and non-executive officers, asset management, accountants, and various other roles and responsibilities.

At December 31, 2022, the Company's median employee's compensation was $194,150 per year. For 2022, the Company's CEO, Mr. Wallace, had an annual total compensation of $4,540,328. This amount is comprised of several components, as reflected in the Summary Compensation Table beginning on page 30. Additional information concerning Mr. Wallace's total compensation is provided in the Compensation Discussion and Analysis section beginning on page 16 and in the Executive Officers section beginning on page 30.

The ratio of CEO pay to median employee pay at December 31, 2022 was 23:1. The table below illustrates the details of the calculation.

	CEO to Median Employee Pay Ratio
Pay	Chief Executive Officer and President	Median Employee
Salary
Cash	$—	$108,150
Salary stock	777,697	—
Bonus
Cash	—	15,750
Bonus stock	932,560	29,250
Alignment of Interest Stock	1,707,530	29,250
3-Year Total Shareholder Return Stock	222,023	—
5-Year Total Shareholder Return Stock	888,093	—
Non-Executive Restricted Stock Award	—	10,000
All Other Compensation	12,425	1,750
Total	$4,540,328	$194,150
CEO to Median Employee Pay Ratio		23:1

Employment Agreements of Named Executive Officers as of December 31, 2022
We entered into employment agreements with each of Mr. Wallace, Mr. Dupuy, Ms. Stach, and Mr. Meyer, which became effective on May 28, 2015 for Mr. Wallace and Ms. Stach, May 1, 2019 for Mr. Dupuy and October 1, 2021 for Mr. Meyer. The initial term of each of Mr. Wallace's, and Ms. Stach's employment agreements were through December 31, 2017, the initial term of Mr. Dupuy's employment agreement was through December 31, 2019, and the initial term of Mr. Meyer's employment agreement was through December 31, 2021. On May 1, 2019, the Company entered into an amended and restated employment agreement with Ms. Stach in connection with her new role as Executive Vice President that became effective on May 1, 2019. Other than related to Ms. Stach's change in role, the compensation terms and other material terms of Ms. Stach's employment with the Company remain unchanged. The term of each respective employment agreement automatically renews for successive one-year terms on December 31 of each calendar year. As amended on January 4, 2022, the annual base salary of each of Mr. Wallace, Mr. Dupuy, Ms. Stach, and Mr. Meyer under each of their employment agreements was increased for fiscal year 2022 from $750,000 to $794,200, from $460,000 to $487,200, from $387,600 to $410,500, and from $295,000 to $312,400, respectively. In addition, Mr. Dupuy was awarded a grant of 5,000 shares of restricted common stock per year for three years, which began on May 1, 2019, vesting equally in 2027, 2028, and 2029.
The base salaries are subject to annual increases as the Compensation Committee may approve in their discretion and other benefits generally available to other employees and our other executive officers, and each will be eligible for an annual bonus for each calendar year during his or her respective employment based on a combination of his or her respective continued employment with the Company and the achievement of certain performance goals established by our Board of Directors and our Compensation Committee.
If employment is terminated for any reason other than for cause, change-in-control or death or disability, each executive officer is entitled to receive all accrued salary, bonus compensation, if any, to the extent earned, whether or not vested without regard to such termination (other than defined contribution plan or profit sharing plan benefits (or benefits under tax-qualified retirement or health and welfare plans in the case of Mr. Meyer) which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which the executive officer is a participant to the full extent of the executive officer's rights under such plans, full vesting of all awards granted to the named executive officer under the 2014 Incentive Plan, accrued vacation pay and any appropriate business expenses incurred by the named executive officer in connection with his or her duties hereunder, all to the date of termination.
In addition, the executive officer will receive as severance compensation his or her base salary (at the rate payable at the time of such termination), for a period of 36 months, with respect to Mr. Wallace, and 12 months, with respect to Mr. Dupuy, Ms. Stach, and Mr. Meyer, from the date of such termination; provided, however, that if the executive officer is employed by a new employer during such period, the severance compensation payable to the executive officer during such period will be reduced by the amount of compensation that the executive officer is receiving from the new employer. However, Mr. Wallace, Mr. Dupuy, and Ms. Stach are under no obligation to mitigate the amount owed the executive officer by seeking other employment or otherwise, and Mr. Meyer is required to notify the Company of any employment during the period that severance is being paid.
In addition to the severance payment, the executive officer will be paid an amount equal to the greater of: (i) two times the average annual cash bonus, if any, earned by the executive officer in the two years immediately preceding the date of termination, without regard to any elective income deferral or conversion of such bonus into stock or any other non-cash consideration; and (ii) two times the product of the executive officer's base salary and 0.67 with respect to Mr. Wallace, and 0.33 with respect to Mr. Dupuy, Ms. Stach, and Mr. Meyer. Each executive officer will be entitled to accelerated vesting of any accrued benefit under each deferred compensation plan.
If Mr. Wallace, Mr. Dupuy, or Ms. Stach are terminated for disability, the terminated executive officer will receive the benefits described above, all to the date of termination, with the exception of medical and dental benefits, if any, which shall continue at the Company's expense through the then current one-year term of the employment agreement. If Mr. Meyer is terminated for disability, he will receive the benefits described above, all to the date of termination; provided, however, that the Company will pay his premiums associated with any medical, dental, and/or vision insurance plans in which he and his dependents were enrolled as of the date of termination through the last day of the then-current one-year term of the employment agreement, so long as Mr. Meyer timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). If an executive officer's employment terminates due to death, the terminated executive officer's estate will receive the benefits described above.

The severance payment in the event of a change in control will consist of: (1) three times the terminated executive officer's annual base salary (at the rate payable at the time of such termination), and (2) an amount equal to the greater of: (i) two times the average annual cash bonus, if any, earned by the terminated executive officer in the two years immediately preceding the date of termination, without regard to any elective income deferral or conversion of such bonus into stock or any other non-cash consideration; and (ii) two times the product of the terminated executive officer's base salary and 0.67 with respect to Mr. Wallace, and 0.33 with respect to Mr. Dupuy, Ms. Stach, and Mr. Meyer. Such severance compensation shall be paid in a lump sum (i) promptly after the date of such termination in the case of Mr. Wallace, Mr. Dupuy and Ms. Stach, and (ii) on the first payroll period following the effective date of Mr. Meyer's termination date and his execution of the release and expiration of any revocation period, and in all cases, in no event later than two and a half months after the end of the year in which such termination occurs. If the payments due to the change-in-control result in an excise tax to the terminated executive officer, under Section 4999 of the Code, all change-in-control payments to the terminated officer may be limited to an amount that is less than 300% of his or her average annual compensation. This limit would not apply in the event that the terminated executive officer's net after-tax benefits are greater after considering the effect of the excise tax.
Each employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for 12 months following a termination upon a change in control, so long as the payments to which the terminated officer is entitled as a result of his or her termination upon a change of control are made on a timely basis.

2023 Employment Agreement Amendments
On January 4, 2023, the Company entered into employment agreement amendments with its named executive officers. As amended, the annual base salary of each of Mr. Wallace, Mr. Dupuy, Ms. Stach, and Mr. Meyer under each of their employment agreements was increased for fiscal year 2023 from $794,200 to $863,295, from $487,200 to $529,586, from $410,500 to $446,214, and from $312,400 to $339,579, respectively.

COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
Claire Gulmi (Chair)
Alan Gardner
Lawrence Van Horn
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee during 2022 were Claire Gulmi (Chair), Alan Gardner, and Lawrence Van Horn. In 2022, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries, and no member had any relationship requiring disclosure as a related person transaction under applicable SEC regulations.

EXECUTIVE OFFICERS
The names, ages, positions and business experience of our executive officers, except for Mr. Dupuy, are listed below. Because he is also a member of our Board, information about Mr. Dupuy appeared previously under Proposal 1—Election of Directors beginning on page 4. All of our executive officers serve at the discretion of the Board and are parties to employment agreements.

Name	Age	Position

Leigh Ann Stach	56
Ms. Stach has served as our Chief Accounting Officer since the formation of our company in March 2014 and as Executive Vice President since May 2019. Prior to her appointment as Executive Vice President in May 2020, Ms. Stach served as our Vice President—Financial Reporting, and Chief Accounting Officer. From 2005 to 2013, Ms. Stach served as Vice President—Financial Reporting at Healthcare Realty ("HR") where she had responsibility for financial reporting and coordinating due diligence materials for debt and equity offerings. In addition, she brought EDGAR and XBRL filings in-house and provided oversight of HR's compliance function and internal audit. Prior to that, from 1997 to 2005, Ms. Stach served as Vice President—Controller at HR. From 1994 to 1997, Ms. Stach served as Assistant Controller at HR. Prior to HR, from 1991 to 1994, Ms. Stach was a senior accountant—financial reporting at Hospital Corporation of America ("HCA"). She began her career with HCA in 1988 as an internal auditor. Ms. Stach holds a Bachelor of Science in Accounting from Western Kentucky University and is a licensed CPA.

Timothy L. Meyer	47	Mr. Meyer has served as Executive Vice President-Asset Management since October 2021. Prior to his appointment as Executive Vice President, Mr. Meyer served as our Senior Vice President-Asset Management since July 2019. From 2018 to 2019, Mr. Meyer served as Senior Vice President, Field Services and from 2014 to 2018 served as Vice President, Field Services at Altisource Portfolio Services where he had responsibility for product management, client performance and relationship management, business development and sales, product and brand strategy, and performance oversight of operations and client controls and reporting. Prior to that, from 2013 to 2014, Mr. Meyer served as Counsel at Nelson Mullins Riley & Scarborough LLP where he provided legal counsel in the areas of real estate, mergers and acquisitions, and corporate and loan transactions. Prior to that, from 2007 to 2013, Mr. Meyer served as Counsel at Welltower, where he served as lead counsel for Welltower's Medical Facilities Group. Prior to that, from 2006 to 2007, Mr. Meyer served as an Associate at Stites & Harbison PLLC and from 2003 to 2006 as Associate Counsel at Windrose Medical Properties Trust. Mr. Meyer holds a Bachelor of Arts in Economics from University of Illinois at Urbana-Champaign, and MBA and JD degrees from Vanderbilt University.
COMPENSATION TABLES
Summary Compensation Table
The table below sets forth the compensation paid in fiscal years 2022, 2021, and 2020 to our principal executive officer and the three most highly compensated executive officers. Mr. Wallace, Mr. Dupuy, Ms. Stach, and Mr. Meyer are referred to in this proxy statement as our named executive officers.
Each of our named executive officers has agreed to take 100% of his or her salary, bonus and long-term incentive compensation in the form of restricted common stock under our 2014 Incentive Plan since such officers began their tenure with the Company. In compliance with the terms of the Second Amended and Restated Alignment of Interest Program described above, the election to acquire stock, otherwise payable in cash, caused the named executive officers to be eligible to receive additional stock awards based upon a multiple described on page 21 of this proxy statement.
All shares of restricted stock issued in lieu of cash compensation and any shares of restricted stock issued under the Second Amended and Restated Alignment of Interest Program are subject to a vesting schedule whereby no shares vest until the third, fifth or eighth anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to continued employment.

The following table sets forth the compensation of our named executive officers for the fiscal years 2022, 2021, and 2020.

		Salary		Bonus
Name and Principal Position	Year	Compensation Paid in Cash(1)	Compensation Paid in Stock(2)	Compensation Paid in Cash	Compensation Paid in Stock(3)	Stock Awards(4)	All Other Compensation(5)	Total(8)
Timothy G. Wallace	2022	$—	$794,200	$—	$913,330	$2,820,373	$12,425	$4,540,328
Former Chief Executive Officer and President	2021	$—	$750,000	$—	$862,500	$3,164,711	$11,650	$4,788,861
	2020	$—	$645,000	$—	$548,250	$2,530,931	$13,382	$3,737,563
David H. Dupuy (6)	2022	$—	$487,200	$—	$560,280	$1,730,216	$7,487	$2,785,183
Chief Executive Officer and Chief Financial Officer	2021	$—	$460,000	$—	$529,000	$2,191,229	$3,112	$3,183,341
	2020	$—	$392,000	$—	$333,200	$1,721,059	$5,722	$2,451,981
Leigh Ann Stach	2022	$—	$410,500	$—	$472,075	$1,457,816	$1,750	$2,342,141
Chief Accounting Officer and Executive Vice President	2021	$—	$387,600	$—	$445,740	$1,635,525	$3,648	$2,472,513
	2020	$—	$326,800	$—	$277,780	$1,282,303	$8,734	$1,895,617
Timothy L. Meyer (7)	2022	$—	$312,400	$—	$359,260	$1,109,474	$4,311	$1,785,445
Executive Vice President - Asset Management	2021	$—	$280,000	$—	$165,000	$469,890	$2,312	$917,202
______________________________
(1)All of our named executive officers agreed to acquire shares of restricted common stock in lieu of any cash compensation for the fiscal years ended December 31, 2022, 2021, and 2020, as applicable.
(2)The amounts represent the annual base salary of each named executive officer set forth in the table pursuant to their employment agreements, 100% of which was paid in shares of our restricted common stock in lieu of cash. The number of shares of common stock issued in 2022 was based on $47.12, which was the average price of our common stock for the 10 days preceding January 14, 2022, the determination date. The number of shares of common stock issued in 2021 was based on $46.21, which was the average price of our common stock for the 10 days preceding January 15, 2021, the determination date. Mr. Meyer received a promotion in October 2021 and received an additional 219 shares, were based on $45.84, which was the average price of our common stock for the 10 days preceding October 15, 2021, the determination date. The number of shares of common stock issued in 2020 was based on $43.14, which was the average price of our common stock for the 10 days preceding January 15, 2020, the determination date. All of the shares of our restricted common stock issued in lieu of cash compensation are subject to an eight-year cliff vesting schedule whereby no shares vest until the eighth anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to continued employment.
(3)The bonus amounts paid in each of the years 2022, 2021 and 2020 represent the annual bonus of each named executive officer set forth in the table pursuant to their employment agreements, 100% of which was paid in shares of our restricted common stock in lieu of cash. The number of shares of common stock issued in 2022 was based on $39.90, which was the average price of our common stock for the 10 days preceding August 11, 2022, the determination date. The number of shares of common stock issued in 2021 was based on $49.32, which was the average price of our common stock for the 10 days preceding August 12, 2021, the determination date. The number of shares of common stock issued in 2020 was based on $48.05, which was the average price of our common stock for the 10 days preceding August 17, 2020, the determination date. All of the shares of our restricted common stock issued in lieu of cash compensation are subject to an eight-year cliff vesting schedule whereby no shares vest until the eighth anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to continued employment.
(4)Represents the aggregate fair value computed in accordance with FASB ASC Topic 718 of awards of restricted common stock to the named executive officers for the years ended December 31, 2022, 2021, and 2020 under the 2014 Incentive Plan, as amended. The dollar values of the awards related to base salaries and bonuses for 2022, 2021, and 2020 are based on the grant date value of such awards and the restriction multiples for cash compensation deferrals outlined in our Restated Alignment Program. Awards granted to our named executive officers in connection with their base salaries for 2022, 2021, and 2020, were based on grant date values of such awards of $46.63 per share, $47.99 per share, and $44.35 per share, respectively. Awards granted to our named executive officers in connection with their bonuses for 2022, 2021, and 2020 were based on grant date values of such awards of $40.32 per share, $47.93 per share and $47.75 per share, respectively. The dollar values of the awards related to the Company's total stockholder return performance, relative to its peer group, for the years ended December 31, 2022, 2021, and 2020, as outlined in the Executive Officer Incentive Program, are based on the grant date value of such awards of $38.68 per share, $49.90 per share and $48.80 per share, respectively. The 5,000 restricted share award granted to Mr. Dupuy upon becoming a named executive officer in 2021 and 2020 was based on grant date values of $50.03 per share and $36.57 per share, respectively. Mr. Meyer received an award of 260 restricted shares granted in 2021 under the Non-Executive Officer Incentive Plan, which was based on a grant date value of $47.99 per share.
(5)Includes employer contributions to the executive officer's health savings account (HSA) and 401(k).
(6)Joined the Company as a named executive officer on May 1, 2019 and was awarded 5,000 shares of restricted stock in each of the years 2021 and 2020. During the years presented in the Summary Compensation Table, Mr. Dupuy served as the Company's Executive Vice President and Chief Financial Officer. Mr. Dupuy was appointed Interim Chief Executive Officer on February 10, 2023, during Mr. Wallace's medical leave of absence. On March 6, 2023, our Board of Directors appointed Mr. Dupuy to serve as Chief Executive Officer on a permanent basis following the death of Mr. Wallace.

(7)Mr. Meyer was promoted to Executive Vice President - Asset Management on October 1, 2021. Prior to that, Mr. Meyer served as Senior Vice President - Asset Management since joining the Company in July 2019.
(8)A significant portion of the named executive officer's compensation is performance based, as set forth in the following table:

			Performance Based Incentive Compensation
Name	Year	Total Compensation	Bonus Stock(1)	Alignment of Interest Stock(2)	3-Year Total Shareholder Return Stock	5-Year Total Shareholder Return Stock	Total Performance Based Incentive Compensation	Percent of Total Compensation
Timothy G. Wallace	2022	$4,540,328	$913,330	$1,827,623	$198,550	$794,200	$3,733,703	82.2%
	2021	$4,788,861	$862,500	$1,664,710	$750,000	$750,000	$4,027,210	84.1%
	2020	$3,737,563	$548,250	$1,402,181	$483,750	$645,000	$3,079,181	82.4%
David H. Dupuy	2022	$2,785,183	$560,280	$1,121,216	$121,800	$487,200	$2,290,496	82.2%
	2021	$3,183,341	$529,000	$1,021,079	$460,000	$460,000	$2,470,079	77.6%
	2020	$2,451,981	$333,200	$852,209	$294,000	$392,000	$1,871,409	76.3%
Leigh Ann Stach	2022	$2,342,141	$472,075	$944,691	$102,625	$410,500	$1,929,891	82.4%
	2021	$2,472,513	$445,740	$860,325	$387,600	$387,600	$2,081,265	84.2%
	2020	$1,895,617	$277,780	$710,403	$245,100	$326,800	$1,560,083	82.3%
Timothy L. Meyer (3)	2022	$1,785,445	$359,260	$718,974	$78,100	$312,400	$1,468,734	82.3%
	2021	$917,202	$165,000	$442,413	$—	$—	$607,413	66.2%
______________________________
(1)Each executive officer has elected to take 100% of his or her salary and cash bonus in deferred stock with an 8-year cliff vesting.
(2)Alignment of interest stock grants per the Second Amended and Restated Alignment of Interest Program which is part of the Company's Incentive Plan.
(3)Mr. Meyer was promoted to Executive Vice President on October 1, 2021.
Grants of Plan-Based Awards
The following table provides additional information relating to grants of plan-based awards made to our named executive officers during 2022.

Name	Grant date	All other stock awards: Number of shares of stock (#)(1)	Grant date fair value of stock awards
Timothy G. Wallace	1/14/2022	16,855	$785,949
	7/28/2022	28,700	$1,110,116
	8/11/2022	22,890	$922,925
David H. Dupuy	1/14/2022	10,340	$482,154
	7/28/2022	17,606	$681,000
	8/11/2022	14,042	$566,173
Leigh Ann Stach	1/14/2022	8,712	$406,241
	7/28/2022	14,835	$573,818
	8/11/2022	11,831	$477,026
Timothy L Meyer	1/14/2022	6,630	$309,157
	7/28/2022	11,290	$436,697
___________________	8/11/2022	9,004	$363,041
(1)The table below shows the number of restricted shares of common stock awarded to the named executive officers in 2022 pursuant to the 2014 Incentive Plan.

		Incentive Awards
Name	Company Match Salary (#)	Company Match Bonus (#)	3 Year Total Shareholder Return Stock (#)	5 Year Total Shareholder Return Stock (#)	Total Stock Awards (#)
Timothy G. Wallace	16,855	22,890	5,740	22,960	68,445
David H. Dupuy	10,340	14,042	3,521	14,085	41,988
Leigh Ann Stach	8,712	11,831	2,967	11,868	35,378
Timothy L. Meyer	6,630	9,004	2,258	9,032	26,924
Outstanding Equity Awards at December 31, 2022
The following table sets forth all outstanding equity awards held by each of our named executive officers at December 31, 2022.

Name	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Timothy G. Wallace	371,090	13,285,022
David H. Dupuy	151,522	5,424,488
Leigh Ann Stach	186,243	6,667,499
Timothy L. Meyer	48,086	1,721,479
______________________________
(1)The market value of unvested restricted common stock is calculated by multiplying the number of unvested shares of restricted common stock held by the applicable named executive officer by the closing price of our common stock on December 31, 2022, which was $35.80.
(2)These shares of restricted common stock are subject to eight-year cliff vesting through 2029, subject to continued employment with the Company on the vesting date.

Post-Employment Compensation
The tables below illustrate the compensation that would have been received by each of the named executive officers assuming the officer had been terminated or had been eligible to retire and had elected to retire on December 31, 2022, and that any additional conditions to vesting of restricted stock awards under restricted stock award agreements had been met.

Timothy G. Wallace	Voluntary Termination	Not for Cause Termination	Change-in -Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$4,158,430	$4,158,430	$—	$—
Accelerated Vesting Of Restricted Stock(3)	$—	$20,708,868	$20,708,868	$20,708,868	$20,708,868
Total Value of Payments	$—	$24,867,298	$24,867,298	$20,708,868	$20,708,868

David H. Dupuy	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(2)	$—	$1,576,480	$2,550,880	$—	$—
Accelerated Vesting Of Restricted Stock(3)	$—	$7,858,637	$7,858,637	$7,858,637	$7,858,637
Total Value of Payments	$—	$9,435,117	$10,409,517	$7,858,637	$7,858,637

Leigh Ann Stach	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(2)	$—	$1,328,315	$2,149,315	$—	$—
Accelerated Vesting Of Restricted Stock(3)	$—	$10,416,762	$10,416,762	$10,416,762	$10,416,762
Total Value of Payments	$—	$11,745,077	$12,566,077	$10,416,762	$10,416,762

Timothy L. Meyer	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(2)	$—	$836,660	$1,461,460	$—	$—
Accelerated Vesting Of Restricted Stock(3)	$—	$3,019,551	$3,019,551	$3,019,551	$3,019,551
Total Value of Payments	$—	$3,856,211	$4,481,011	$3,019,551	$3,019,551
______________________________
(1)Represents the annual base salary at December 31, 2022 for a period of 36-months from the date of such termination, payable in monthly installments.
(2)Represents the annual base salary at December 31, 2022 for a period of 12-months from the date of such termination, payable in monthly installments.
(3)Based upon the closing price of a share of the Company's Common Stock on the New York Stock Exchange on December 31, 2022 of $35.80.

Pay versus Performance Table
The table below sets forth executive compensation information and financial performance measures for each of the fiscal years 2022, 2021, and 2020 for our principal executive officer ("PEO") and, as an average, for our other named executive officers ("NEO's").

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On:		Net Income (7)	Company Selected Measure
					Company TSR (5)	NAREIT All Equity REIT Index TSR (6)		Targeted Dividend Payout Ratio (8)
2022	$4,540,328	$1,654,573	$2,304,256	$1,356,528	$158.89	$124.22	$22,019,000	74%
2021	$4,788,861	$5,472,517	$2,191,019	$2,374,549	$200.40	$165.51	$22,492,000	78%
2020	$3,737,563	$5,082,204	$2,165,944	$2,732,964	$192.54	$117.14	$19,077,000	87%
______________________________
(1)Represents total compensation as calculated on the Summary Compensation Table ("SCT") for Timothy G. Wallace, who was our CEO and President since the formation of our Company in March 2014 until he went on medical leave on February 10, 2023. Mr. Wallace passed away on March 3, 2023.
(2)Adjustments to Determine Compensation Actually Paid to PEO are shown in the table below.

	2022	2021	2020
Summary Compensation Table Total	$4,540,328	$4,788,861	$3,737,563
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	(2,820,373)	(3,164,711)	(2,530,931)
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year End	2,450,331	3,055,580	2,504,933
Increase (Deduction) for Change in Fair Value from Prior Year End to Current Year End of Awards Granted in Prior Years that were Outstanding and Unvested as of Year End	(3,471,338)	38,081	785,536
Increase based on Dividends or Other Earnings Paid during the year prior to Vesting Date of Award	955,625	754,706	585,103
Total Adjustments	(2,885,755)	683,656	1,344,641
Compensation Actually Paid	$1,654,573	$5,472,517	$5,082,204
(3)Represents the Average Total Compensation for Years 2022 and 2021 as calculated on the SCT for David Dupuy, who served as Chief Financial Officer and Executive Vice President in 2022 and 2021, Leigh Ann Stach, Chief Accounting Officer and Executive Vice President, and Timothy Meyer, Executive Vice President-Asset Management. Represents the Average Total Compensation for the Year 2020 as calculated on the Summary Compensation table for David Dupuy, who served as Chief Financial Officer and Executive Vice President in 2020, Leigh Ann Stach, Chief Accounting Officer and Executive Vice President, and Page Barnes, who served as our Chief Operating Officer and Executive Vice President in 2020.
(4)Adjustments to Determine Average Compensation Actually Paid to Non-PEO NEOs are shown in the table below.

	2022	2021	2020
Summary Compensation Table Total	$2,304,256	$2,191,019	$2,165,944
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	(1,432,502)	(1,432,215)	(1,485,580)
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year End	1,244,515	1,382,175	1,488,488
Increase (Deduction) for Change in Fair Value from Prior Year End to Current Year End of Awards Granted in Prior Years that were Outstanding and Unvested as of Year End	(1,076,505)	10,338	316,825
Increase based on Dividends or Other Earnings Paid during the year prior to Vesting Date of Award	316,764	223,232	247,287
Total Adjustments	(947,728)	183,530	567,020
Average Compensation Actually Paid	$1,356,528	$2,374,549	$2,732,964

(5)Cumulative TSR for the Company is calculated by dividing the sum of the cumulative amount of dividends for the measurement period (determined in accordance with Item 402(v) of the SEC Regulation S-K), assuming dividend reinvestment, and the difference between the Company's common share price at the end and the beginning of the measurement period by the common share price at the beginning of the measurement period.
(6)Cumulative TSR for the Company's Peer Group (NAREIT All Equity REIT Index) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period (determined in accordance with Item 402(v) of the SEC Regulation S-K), assuming dividend reinvestment, and the difference between the NAREIT All Equity REIT Index common share price at the end and the beginning of the measurement period by the common share price at the beginning of the measurement period.
(7)Represents audited Net Income per our Consolidated Statements of Income included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(8)Targeted dividend payout ratio measured using a target dividend for each year divided by actual AFFO for the trailing four quarters ended June 30 of each year as discussed in more detail in Compensation Discussion and Analysis.
Financial Performance Measures
As described in greater detail in Compensation Discussion and Analysis, beginning on page 16 of this proxy statement, the Company's executive compensation program is designed to directly align the interests of our executive officers with those of the stockholders in a way that encourages prudent decision-making and links compensation to our overall performance. We use a combination of allowing the acquisition of shares of restricted stock in lieu of cash salary, as well as grants of restricted stock for incentive compensation as the primary means of delivering short-term and long-term compensation to our executive officers. We believe that restricted stock with long vesting periods align the interests of executive officers and stockholders and provide strong incentives to our executive officers to achieve long-term growth in our business, grow the value of our common stock and maintain or increase our dividends. For the years 2022, 2021 and 2020, our executive officers have elected to receive 100% of their compensation (other than medical benefits and 401k contributions) in shares of restricted stock that cliff vest in 8 years. The most important financial performance measures used by the Company to link the Company's performance to the compensation of its named executive officers for the most recently completed fiscal year are as follows:
•Targeted Dividend Payout Ratio
•3-year TSR Relative to our Peer Group
•5-year TSR Relative to our Peer Group
Analysis of Information Presented in the Pay Versus Performance Table
While the Company uses various performance measures to align executive compensation to the Company's performance, not all performance measures used are included in the "Pay versus Performance Table" for 2022. Moreover, the Company seeks to incentivize long-term performance and our executives have elected to receive all compensation in shares of restricted stock.
Compensation Actually Paid and Cumulative TSR
Company TSR and NAREIT All Equity REIT Index TSR are computed in accordance with Item 402(v) of Regulation S-K. These metrics are based on dividends and stock prices for each period presented. While the Company's cumulative TSR was 28%, 21%, and 64%, respectively, higher for the years 2022, 2021 and 2020 than the cumulative TSR for the NAREIT All Equity REIT Index, the Company does not use this metric in determining executive compensation.
Compensation Actually Paid and Net Income
The amount of compensation actually paid to our executive officers is not directly linked to net income. The Company is a growing real estate company with its real estate portfolio as its largest asset. Though real estate over the long-term generally increases in value, the assets are depreciated over the useful life of each asset on our consolidated statements of income in accordance with generally accepted accounting principles. Consequently, depreciation expense continues to grow as our real estate portfolio grows which significantly reduces the Company's net income.
Compensation Actually Paid and Targeted Dividend Payout Ratio
As described in more detail in Compensation Discussion and Analysis, the Company's Performance Award is measured using a targeted dividend for each year divided by actual AFFO for the trailing four quarters ended June 30 of each year. The CPA provides for a payment of a range from 0% to 150% of base salary based on decreasing calculated targeted dividend payout ratios moving from 95% to 80%. The targeted dividend payout ratios for 2022, 2021 and 2020 resulted in award percentages of 150% for each of the years 2022 and 2021 and 90% for 2020. Since the CPA targets 50% of each executive officer's base pay, the CPA resulted in bonus payments of 75%, 75% and 45%, respectively, for the years 2022, 2021 and 2020. Each of the executive officers elected to take these bonus payments in shares of restricted stock, through the Company's Alignment of Interest Program, that cliff vest in 8 years.

Compensation Actually Paid and 3-Year TSR Relative to our Peer Group
As described in more detail in Compensation Discussion and Analysis, the Company's 3-year Total Shareholder Return Award is designed to be a long term incentive award based on the Company's total shareholder return, as measured against our peer group for that year. The measurement period for this award is 12 consecutive quarters ended June 30 for each of the years 2022, 2021, and 2020. The maximum payout for the award is 100% of base salary each year, but ranges from 0% to 100% of base salary. For 2022, 2021 and 2020, the payout as a percentage of base salary was 25%, 100% and 100%, respectively, to the Company's PEO and other named executive officers. Awards under this program are issued in shares of restricted stock.
Compensation Actually Paid and 5-Year TSR Relative to our Peer Group
As described in more detail in Compensation Discussion and Analysis, the Company's 5-year Total Shareholder Return Award (1-year Total Shareholder Return Award for the year 2020) is designed to be a long term incentive award based on the Company's total shareholder return, as measured against our peer group for that year. The measurement period for this award is 20 consecutive quarters ended June 30 for each of the years 2022 and 2021, and 4 consecutive quarters ended June 30 for the year 2020. The maximum payout for the award is 100% of base salary each year, but ranges from 0% to 100% of base salary. For 2022 and 2021, the 5-year TSR payout as a percentage of base salary was 100%, for each of the years, to the Company's PEO and other named executive officers. For 2020, the 1-year TSR payout as a percentage of base salary was 75% to the Company's PEO and other named executive officers. Awards under this program are issued in shares of restricted stock.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about shares of our common stock that may be issued under our 2014 Incentive Plan as of December 31, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders(1)	—	—	468,227
Equity compensation plans not approved by stockholders	—	—	473,426	(2)
Total	—	—	941,653
______________________________
(1)Our 2014 Incentive Plan automatically increases, on an annual basis, the number of shares of common stock available for issuance under the 2014 Incentive Plan to an amount equal to 7% of the total number of shares of common stock outstanding on December 31 of the immediately preceding year. These annual increases are required because of the level of restricted stock, versus cash, we utilize in our compensation methodology and was approved by a vote of our shareholders in 2017.
(2)These 473,426 shares are reserved under our 2014 Incentive Plan for purchase by our employees and directors in exchange for the cash compensation. See "2014 Incentive Plan" beginning on page 20.

PROPOSAL 2
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company's stockholders to vote to approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.
As discussed in the Compensation Discussion and Analysis section of this proxy statement beginning on page 16, the Company's executive compensation policies are designed to align the interests of the named executive officers with the interests of our shareholders, link executive compensation to the Company's overall performance, and attract, retain, and motivate our named executive officers. The Board believes that its executive compensation programs have been effective at appropriately aligning pay and Company performance, promoting the achievement of the long-term positive results in its performance criteria, and enabling the Company to attract and retain talented executives within its industry.
The Board is asking stockholders to indicate their support for the named executive officer compensation described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives stockholders the opportunity to express views on the Company's executive compensation for its named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the policies and procedures described in this proxy statement. Accordingly, the Board asks stockholders to vote "FOR" the following resolution:
RESOLVED, that the stockholders of Community Healthcare Trust Incorporated approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company's proxy statement for the 2023 annual meeting of stockholders.
Although this is an advisory vote that will not be binding on the Compensation Committee or the Board, the Board will carefully review the results of the vote. The Compensation Committee will also carefully consider stockholders' concerns when designing future executive compensation programs.
Required Vote
The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required to approve, on an advisory basis, the say on pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions.

Our Board of Directors unanimously recommends a vote "FOR" the resolution approving the compensation of the Company's named executive officers.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS FOR 2023
General
We are asking our stockholders to ratify the selection of BDO USA, LLP as our independent registered public accountants for 2023. Although current law, rules and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of stockholder concern and thus are submitting the selection of BDO USA, LLP for ratification by stockholders as a matter of good corporate practice.
The Audit Committee appointed BDO USA, LLP to serve as our independent registered public accountants for the 2022 fiscal year and has appointed BDO USA, LLP to serve as our independent registered public accountants for the 2023 fiscal year. A representative of BDO USA, LLP is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. BDO USA, LLP has served as our independent registered public accountants since 2015.
Audit and Non-Audit Services
Fees related to services performed for us by BDO USA, LLP in fiscal years 2022 and 2021 are as follows:

	2022	2021
Audit Fees (1)	$714,456	$568,362
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$714,456	$568,362
______________________________
(1)Audit fees include fees and expenses associated with the audit of our financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q, and services provided in connection with registration statements and periodic reports filed with the Securities and Exchange Commission. Audit fees for 2022 include fees associated with registration statements totaling $122,655 and fees related to auditing our internal control over financial reporting. Audit fees for 2021 include fees associated with registration statements totaling $79,736 and fees related to auditing our internal control over financial reporting.
In accordance with the procedures set forth in its charter, the Audit Committee pre-approves all auditing services and permitted non-audit and tax services (including the fees and terms of those services) to be performed for us by our independent registered public accountants prior to their engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit.
Required Vote
The affirmative vote by a majority of the votes cast at the annual meeting is required for the ratification of the appointment of BDO USA, LLP as our independent registered public accountants. Abstentions will have no effect on this proposal. If our stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain BDO USA, LLP and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in our best interests and in the best interests of our stockholders.

Our Board of Directors unanimously recommends a vote "FOR" the ratification of BDO USA, LLP as our independent registered public accountants for 2023.

REPORT OF THE AUDIT COMMITTEE
The information provided in this section shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of our internal controls over financial reporting. The internal auditors are responsible to the Audit Committee and the Board of Directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board of Directors determine.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2022 and management's assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2022. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee reviewed and discussed with the independent public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under PCAOB auditing standards including, without limitation, the matters required to be discussed by PCAOB Auditing Standard No. 1301. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants' communications with the Audit Committee concerning independence, discussed with the independent registered public accountants their independence from management and the Company, and considered the compatibility of non-audit services with the auditors' independence.
The Audit Committee discussed with our internal and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their understanding of our internal controls, and the overall quality of our financial reporting.
In reliance upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in our annual report to stockholders for filing with the SEC.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that BDO USA, LLP is in fact "independent."
Audit Committee:
Robert Hensley (Chairman)
Cathrine Cotman
Claire Gulmi

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK
Directors, Executive Officers and Other Stockholders
As of March 2, 2023, we had 38 stockholders of record. Except as otherwise stated in a footnote, the following table presents certain information regarding the beneficial ownership of our common stock as of March 2, 2023 by: (i) the persons known by us to own beneficially more than 5% of our common stock; (ii) each of our directors, nominees for director and named executive officers; and (iii) all of our directors, nominees for director, and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.
The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, the business address of all the individuals and entities is c/o Community Healthcare Trust Incorporated, 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067. No common stock beneficially owned by any director or named executive officer has been pledged as security for a loan.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)		Percentage of All Shares (%)(1)
5% Stockholders
BlackRock, Inc.	4,708,851	(2)	18.1%
The Vanguard Group, Inc.	2,850,305	(3)	10.9%
State Street Corporation	1,536,500	(4)	5.9%

Directors and Director Nominees
Cathrine Cotman	4,878	(5)	*
Alan Gardner	45,625	(6)	*
Claire Gulmi	24,098	(7)	*
Robert Hensley	50,464		*
Lawrence Van Horn	33,508	(8)	*
Named Executive Officers
Timothy G. Wallace (9)	1,063,201		4.1%
David H. Dupuy	247,896		*
Leigh Ann Stach	314,884		1.2%
Timothy L. Meyer	102,544		*
All Directors and Executive Officers as a Group (8 persons total)	1,887,098		7.2%
Other Officers and Employees	529,624		2.0%
______________________________
*Less than 1% of the outstanding shares of common stock.
(1)Based on 26,079,183 shares of common stock outstanding on March 2, 2023.
(2)Based on a Schedule 13G/A filed with the SEC on January 26, 2023, BlackRock, Inc. has sole voting power with respect to 4,610,108 shares of common stock and sole dispositive power with respect to 4,708,851 shares of common stock. A subsidiary of BlackRock, Inc., BlackRock Fund Advisors, beneficially owns 5% or greater of the outstanding shares of common stock reported on BlackRock's Schedule 13G/A. BlackRock, Inc. is located at 55 East 52nd Street, New York, New York 10055.
(3)Based on a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group, Inc. has shared voting power with respect to 51,766 shares of common stock, sole dispositive power with respect to 2,778,275 shares of common stock and shared dispositive power with respect to 72,030 shares of common stock. The VanGuard Group, Inc. is located at 100 Vanguard Boulevard, Malvern, PA 19355.
(4)Based on a Schedule 13G filed with the SEC on February 3, 2023, State Street Corporation has shared voting power with respect to 1,212,533 shares of common stock and shared dispositive power with respect to 1,536,500 shares of common stock. State Street Corporation is located at State Street Financial Center, 1 Lincoln Street, Boston, MA 02111.

(5)On March 10, 2023, Ms. Cotman purchased 277 shares of common stock, thereby resulting in Ms. Cotman beneficially owning 5,155 shares of common stock as of March 10, 2023.
(6)On March 9, 2023, Mr. Gardner purchased an additional 2,700 shares of common stock, thereby resulting in Mr. Gardner beneficially owning 48,325 shares of common stock as of March 9, 2023.
(7)On March 9, 2023, Ms. Gulmi purchased an additional 2,042 shares of common stock, thereby resulting in Ms. Gulmi beneficially owning 26,140 shares of common stock as of March 9, 2023.
(8)On March 10, 2023, Mr. Van Horn purchased an additional 685 shares of common stock, thereby resulting in Mr. Van Horn owning 34,193 shares of common stock as of March 10, 2023.
(9)Mr. Wallace passed away on March 3, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Audit Committee has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Under our policy, a related party transaction is a transaction between the Company and a related party (including any transaction requiring disclosure under Item 404 of Regulation S-K under the Exchange Act), other than transactions available to all employees generally or involving less than $5,000 when aggregated with similar transactions. "Related parties" include (i) an officer or director of the Company, (ii) a person who is an immediate family member of an officer or director; (iii) an entity which is owned or controlled by an officer or director or an immediate family member of an officer or director, or an entity in which an officer or director or an immediate family member of an officer or director is deemed to have a substantial ownership interest or control of such entity by virtue of such person owning more than 20% of such entity; and (iv) any person known to be the beneficial owner of more than 5% of any class of the Company's voting securities. Members of an officer's or director's immediate family include such officer's or director's spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any other person sharing the household of such officer or director. For purposes of this policy, officers are defined as "executive officers" under applicable guidelines of the SEC. Additionally, a "Related Party" may be a person or entity that proposes to enter into a transaction with the Company if the Audit Committee finds that such transaction would require disclosure under Item 404 of Regulation S-K.
Our related party transaction policy is administered by our Audit Committee. At each fiscal year's first regularly-scheduled Audit Committee meeting, management or the ESG Committee, as applicable, will provide the Audit Committee with detailed information concerning all related party transactions, if any, then known by management to be entered into or to be continued by the Company for the fiscal year. Under the related party transactions policy, there is a general presumption that a related party transaction with the Company will not be approved by the Audit Committee. However, the Audit Committee may approve a related party transaction if: (i) the Audit Committee finds that the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party; and (ii) the Audit Committee finds that it has been fully apprised of all significant conflicts that may exist or otherwise arise on account of the transaction, and it believes, nonetheless, that the Company is warranted entering into the related party transaction and has developed an appropriate plan to manage the potential conflicts of interest. The Audit Committee will consider each proposed related party transaction and may approve the Company's entering into or continuing such related party transaction if the transaction satisfies the guidelines set forth above.
Related Party Transactions
Pursuant to its authority and based on discussions with management and BDO USA, LLP, the Audit Committee has determined that there have been no related party transactions requiring disclosure under Item 404(a) of Regulation S-K.
Legal Proceedings
We are not aware of any current legal proceedings involving any of our directors, director nominees, or executive officers and either the Company or any of its subsidiaries.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. Based solely upon a review of the reports on Forms 3 and 4 and amendments thereto filed electronically with the SEC during 2022 and Forms 5 and amendments thereto filed electronically with the SEC with respect to 2022, or written representations from reporting persons that no Form 5 filing was required, we believe that in 2022 our executive officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a) of the Exchange Act, except for one Form 4 filing for Ms. Cotman reporting a grant of restricted stock that was inadvertently filed one day late due to a technical issue.

STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING
At the annual meeting each year, the Board of Directors submits to stockholders its nominees for election as directors. In addition, the Board may submit other matters to the stockholders for action at the annual meeting. Stockholders may also submit proposals for action at the annual meeting.
Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2024 annual meeting of stockholders may do so by following the procedures described in Rule 14a-8 of the Exchange Act. If the 2023 annual meeting is held within 30 days of May 4, 2024, stockholder proposals must be received by David H. Dupuy, Corporate Secretary, at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee, 37067, no later than 5:00 p.m., Eastern Time on November 17, 2023 in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such annual meeting.
Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company's 2024 annual meeting of stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at our principal executive offices no earlier than on October 18, 2023, nor later than 5:00 p.m., Eastern Time, on November 17, 2023, together with all supporting documentation required by our Bylaws. For more complete information on these requirements, please refer to our Bylaws.
OTHER MATTERS
As of the date of this proxy statement, management does not know of any other matters to be brought before the annual meeting other than those set forth herein. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY INTERNET, BY PHONE OR, IF YOU REQUEST WRITTEN PROXY MATERIALS BY RETURNING A COMPLETED, SIGNED AND DATED PROXY CARD OR VOTING INSTRUCTION FORM.
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K. Requests should be mailed to David H. Dupuy, Corporate Secretary, 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067. You may also access our Annual Report on Form 10-K on the investor relations webpage of our Internet website, http://investors.chct.reit.

By Order of the Board of Directors,

David H. Dupuy Secretary March 16, 2023

APPENDIX A—RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Funds from operations, ("FFO"), as defined by NAREIT, and adjusted funds from operations ("AFFO"), are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.
NAREIT defines FFO as the most commonly accepted and reported measure of a REIT's operating performance equal to net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairments of real estate, plus depreciation and amortization related to real estate properties, and after adjustments for unconsolidated partnerships and joint ventures. NAREIT also provides REITs with an option to exclude gains, losses and impairments of assets that are incidental to the main business of the REIT from the calculation of FFO.
The Company's AFFO is defined as FFO, excluding non-cash income and expenses, such as amortization of stock-based compensation, the effects of straight-line rent, and others. The Company considers AFFO to be a useful supplemental measure to evaluate the Company's operating results excluding these income and expense items to help investors, analysts and other interested parties compare the operating performance of the Company between periods or as compared to other companies on a more consistent basis.
Management believes that net income, as defined by GAAP, is the most appropriate earnings measurement. However, management believes FFO and FFO per share to be supplemental measures of a REIT's performance because they provide an understanding of the operating performance of the Company's properties without giving effect to certain significant non-cash items, primarily depreciation and amortization expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions.
The Company believes that by excluding the effect of depreciation, amortization, gains or losses from sales of real estate, impairment of real estate, and gains, losses and impairment of incidental assets, straight-line rent and amortization of stock-based compensation, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO and AFFO can facilitate comparisons of operating performance between periods. The Company reports FFO and AFFO per share because these measures are observed by management to be some of the predominant measures used by the REIT industry and by industry analysts to evaluate REITs and because FFO per share, as defined by NAREIT, is consistently reported, discussed, and compared by research analysts in their notes and publications about REITs. For these reasons, management has deemed it appropriate to disclose and discuss FFO and AFFO per share. However, neither FFO or AFFO represents cash generated from operating activities determined in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs. FFO and AFFO should not be considered alternatives to net income attributable to common stockholders or as indicators of the Company's operating performance or as alternatives to cash flow from operating activities as measures of liquidity. The table below reconciles net income to FFO and AFFO.

COMMUNITY HEALTHCARE TRUST INCORPORATED
RECONCILIATION OF FFO and AFFO
(Unaudited; Dollars and shares in thousands, except per share amounts)

	Year Ended December 31,
	2022	2021	2020
Net income	$22,019	$22,492	$19,077
Real estate depreciation and amortization	32,602	30,624	25,615
Loss from sale of real estate	—	(237)	313
Total adjustments	32,602	30,387	25,928
Funds from Operations (FFO)	$54,621	$52,879	$45,005
Straight-line rent	(3,444)	(3,569)	(3,211)
Stock-based compensation	9,415	7,164	4,767
Adjusted Funds from Operations (AFFO)	$60,592	$56,474	$46,561
FFO per Common Share-Diluted	$2.24	$2.20	$2.03
AFFO Per Common Share-Diluted	$2.49	$2.35	$2.10
Weighted Average Common Shares Outstanding-Diluted (1)	24,379	24,012	22,179
______________________________
(1)Diluted weighted average common shares outstanding for FFO are calculated based on the treasury method, rather than the 2-class method used to calculate earnings per share.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Cathrine Cotman 02) David Dupuy 03) Alan Gardner 04) Claire Gulmi 05) Robert Hensley
06) Lawrence Van Horn

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000596136_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NPS/AR/10-K is/are available at www.proxyvote.com

COMMUNITY HEALTHCARE TRUST INCORPORATED
Annual Meeting of Stockholders
May 4, 2023 8:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints David H. Dupuy and Leigh Ann Stach, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Community Healthcare Trust Incorporated, to be held May 4, 2023 at 8:00 a.m. Central Time at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067, and at any adjournments or postponements thereof, as follows:

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000596136_2 R1.0.0.6